Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

AQUANTIVE, INC.

a Washington corporation (“Parent”)

and

ARTIST MERGER SUB, INC.

a Utah corporation and a wholly-owned

subsidiary of Parent (“Purchaser”)

and

SBI HOLDINGS INC.

a Utah corporation (“SBI”)

Dated As Of

June 27, 2004

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of June 27, 2004 by and among aQuantive, Inc., a Washington corporation (“Parent”), Artist Merger Sub, Inc., a Utah corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and SBI HOLDINGS INC., a Utah corporation (“SBI”). Reference is made to Article X for the definitions of certain terms used in this Agreement.

In consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time SBI will be merged with Purchaser (the “Merger”) in accordance with the provisions of the Revised Business Corporation Act of the State of Utah (the “Utah Act”). Following the Merger, SBI will continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Purchaser will cease. SBI and Purchaser are sometimes referred to collectively as the “Constituent Corporations.”

1.2 The Closing. Unless this Agreement has been terminated pursuant to Section 8.1, the closing of the Merger contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the parties that is no later than the third business day following satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Parr Waddoups Brown Gee & Loveless, 185 South State Street, Suite 1300, Salt Lake City, Utah 84111, unless another date, time or place is agreed to in writing by the parties.

1.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or on such other date as the parties may agree), SBI and Purchaser will file with the Utah Division of Corporations and Commercial Code (the “Utah Division”) appropriate articles of merger (the “Articles of Merger”) and make all other filings or recordings required by the Utah Act in connection with the Merger. The Merger will be consummated on the later of the date on which the Articles of Merger have been filed with the Utah Division or such time as is agreed upon by the parties and specified in the Articles of Merger. The time the Merger becomes effective in accordance with the Utah Act is referred to in this Agreement as the “Effective Time.”

1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and Section 16-10a-1106 of the Utah Act. Without limiting the generality of the foregoing, as of the Effective Time the Surviving Corporation will succeed to all the properties, rights, privileges, powers, franchises and assets of the Constituent Corporations, and all debts, liabilities and duties of the Constituent Corporations will become debts, liabilities and duties of the Surviving Corporation.

1.5 Organizational Documents. At the Effective Time, the articles of incorporation and bylaws of Purchaser (as in effect immediately prior to the Effective Time) will become the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the Utah Act.

1.6 Directors and Officers. The directors and the officers of Purchaser at the Effective Time will be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.7 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of SBI, Parent or Purchaser:

1.7.1 Merger Consideration. The “Aggregate Merger Consideration” shall, subject to Section 1.7.1.2, consist of (i) the aggregate cash sum $85,000,000, less the cash amount paid to holders of SBI Options as set forth in Section 1.8 below (including amounts deducted and withheld and deemed paid pursuant to Section 2.9), less any adjustment required pursuant to Section 8.3 and subject to further adjustment pursuant to Section 1.7.2 (the “Cash Consideration”), plus (ii) Convertible Notes of Parent in the aggregate principal amount of $75,000,000 (the “Note Consideration”). Each Convertible Note shall be issued under a Convertible Note Agreement substantially in the form of Exhibit A hereto and will be substantially in the form of Exhibit B to such Convertible Note Agreement, and have the interest rate, term and conversion rights as set forth therein. The “Per Share Merger Consideration” shall consist of the Aggregate Merger Consideration divided by the aggregate number of SBI Shares (other than shares to be canceled in accordance with Section 1.7.3) issued and outstanding immediately prior to the Effective Time. Each SBI Common Share and each SBI Series B Share (other than shares to be canceled in accordance with Section 1.7.3 and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Per Share Merger Consideration as follows:

1.7.1.1 Merger Consideration to SBI Series B Shares and SBI Common Shares. Each SBI Common Share and Series B Share (other than SBI Common Shares and Series B Shares to be canceled in accordance with Section 1.7.3 and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash and Convertible Notes in an aggregate amount equal to the Per Share Merger Consideration. The Convertible Notes shall be allocated among the SBI Common Shares and Series B Shares on a pro rata basis.

1.7.1.2 No Fractional Convertible Notes. Notwithstanding the foregoing, Purchaser shall not be obligated to deliver any Convertible Notes that have a principal amount of less than $30,000 (a “Fractional Convertible Note”). and any holder of SBI Common or Series B Shares that would otherwise be entitled to receive a Fractional Convertible Note will receive cash equal to the principal amount of the Convertible Note such holder of SBI Shares would otherwise be entitled to receive, in full satisfaction of such shareholder’s right to receive a fractional Convertible Note. In addition, no Convertible Note shall be issued to a holder of SBI Shares in integral multiples of less than $1,000; instead, each such Convertible Note shall be rounded to the nearest $1,000 (with $500 being rounded up), with the aggregate Cash Consideration that such holder of SBI Shares is entitled to receive being appropriately reduced where the principal amount of the Convertible Note is rounded up and appropriately increased where the principal amount of Convertible Note is rounded down, such that the total Aggregate Merger Consideration such SBI Holder receives does not change as a result of the rounding.

1.7.1.3 Notwithstanding the foregoing, prior to the Effective Time and upon written notice to SBI, Parent and Purchaser shall have the right to substitute cash for the Note Consideration, in which case:

(i) the “Aggregate Merger Consideration” shall consist of the aggregate cash sum $160,000,000, less the cash amount paid to holders of SBI Options as set forth in Section 1.8 below (including amounts deducted and withheld and deemed paid pursuant to Section 2.9), less any adjustment required pursuant to Section 8.3, and subject to further adjustment pursuant to Section 1.7.2; and

(ii) Each SBI Common Share and each SBI Series B Share (other than SBI Common Shares and SBI Series B Shares to be canceled in accordance with Section 1.7.3 and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Per Share Merger Consideration.

1.7.2 Closing Adjustment to Cash Consideration.

1.7.2.1 Closing Balance Sheet. SBI shall prepare and deliver to Parent a balance sheet dated as of the Closing Date, with the same itemized categories and prepared on the same basis as the SBI Most Recent Balance Sheet, which in the reasonable good-faith estimate of SBI will properly reflect the assets and liabilities of SBI as of the Closing Date, including, without limitation, any Tax liability associated with the disposition of the Distribution Assets, based on a bona fide third party appraisal (the “Appraisal”) of the Distribution Assets (other than those Distribution Assets consisting solely of liabilities, which shall be valued by the Board of Directors of SBI in good faith), in a form and substance reasonably satisfactory to Parent (the “Closing Balance Sheet”). The Closing Balance Sheet shall clearly identify all Third Party Debt (as defined below).

1.7.2.2 Third Party Debt. The aggregate Cash Consideration and the Option Base Amount (as defined in Section 1.8 below) shall each be reduced by the amount of all Third Party Debt. “Third Party Debt” shall mean all amounts owed by SBI as of the Closing Date under the IRS Liability, and any promissory note, loan, line of credit, interest-bearing obligation, or capitalized lease.

1.7.2.3 Net Working Capital. The aggregate Cash Consideration (or the Aggregate Merger Consideration in the event cash is substituted for Convertible Notes pursuant to Section 1.7.1.3) and the Option Base Amount shall each be reduced by the dollar amount by which the Net Working Capital Amount as reflected on the Closing Balance Sheet is less than $13,100,000 and the aggregate Cash Consideration (or the Aggregate Merger Consideration in the event cash is substituted for Convertible Notes pursuant to Section 1.7.1.3) and the Option Base Amount shall be increased by the dollar amount by which the Net Working Capital Amount is more than $14,100,000. “Net Working Capital Amount” means (i) the amount of SBI’s current assets as reflected on the Closing Balance Sheet less (ii) the amount of SBI’s current liabilities as reflected on the Closing Balance Sheet. For purposes of calculating the Net Working Capital Amount, (x) SBI’s current liabilities shall not include the current portion of SBI’s outstanding Third Party Debt, the amount of the severance obligations to be paid by Parent pursuant to Section 6.8, the amount of transaction fees, completion bonuses and expenses deducted from the aggregate Cash Consideration (or the Aggregate Merger Consideration in the event cash is substituted for Convertible Notes pursuant to Section 1.7.1.3) pursuant to Section 8.3, the costs related to the continuation of insurance policies as contemplated pursuant to Section 6.5.3 and the amount of any obligation to a holder of Dissenting Shares, and (y) SBI’s current assets shall include the amount of long term deposits reflected on the Closing Balance Sheet as of the Closing Date.

1.7.2.4. Final Closing Balance Sheet. (a)As soon as practicable, but in any event within 60 calendar days following the Closing Date, Parent shall prepare (or cause to be prepared under its direction) and deliver to the SBI Representative (A) an unaudited balance sheet of SBI (the “Final Closing Balance Sheet”) as of the Closing Date, and (B) a certificate based on such Final Closing Balance Sheet setting forth Parent’s calculation of the Net Working Capital Amount. The Final Closing Balance Sheet shall be prepared in accordance with GAAP and in a manner consistent with historical preparation of the SBI Financial Statements, except that it shall not contain the footnotes required thereby.

(b) In the event that the Net Working Capital Amount as reflected on the Final Closing Balance Sheet is less than both (i) $13,100,000 and (ii) the amount set forth on the Closing

Balance Sheet, then, subject to subparagraph (d) below, Parent shall be entitled to immediately deduct from the Indemnity Escrow, without regard to the Threshold, as a downward adjustment to the Aggregate Merger Consideration, the dollar amount equal to the difference between the Net Working Capital Amount as reflected on the Closing Balance Sheet and the Net Working Capital Amount as reflected on the Final Closing Balance Sheet.

(c) In the event that the Net Working Capital Amount as reflected on the Final Closing Balance Sheet is greater than both (i) $14,100,000 and (ii) the amount set forth on the Closing Balance Sheet, then Parent shall pay to the holders of SBI Shares that were the holders immediately prior to the Effective Time, as an upward adjustment to the Aggregate Merger Consideration, an amount in cash equal to the difference between the Net Working Capital Amount as reflected on the Final Closing Balance Sheet and the Net Working Capital Amount as reflected on the Closing Balance Sheet. Such amount shall be paid to the holders of the SBI Shares that were holders immediately prior to the Effective Time pro rata based on such holders’ portion of the total amount of Aggregate Merger Consideration paid to all holders of SBI Shares in the Merger at the Effective Time.

(d) The SBI Representative may dispute any amounts reflected on the Final Closing Balance Sheet; provided, however, that the SBI Representative shall have notified Parent in writing of each disputed item, specifying the amount thereof in dispute, the calculation of the disputed amount and setting forth, in reasonable detail, the basis for such dispute, within 30 calendar days of the SBI Representative’s receipt of the Final Closing Balance Sheet. The SBI Representative shall be deemed to have agreed with all other items and amounts contained in the Final Closing Balance Sheet and the calculation of the Net Working Capital Amount. In the event of such a dispute, the SBI Representative and Parent shall attempt in good faith to reconcile their differences. If the SBI Representative and Parent are unable to reach a resolution within 30 calendar days after receipt by Parent of the SBI Representative’s written notice of dispute, the SBI Representative and Shareholder shall submit the items remaining in dispute for resolution to KPMG LLP (or such other independent accounting firm of national reputation as may be mutually acceptable to Parent and the SBI Representative) (the “Independent Accounting Firm”), which shall, within 60 calendar days of such submission, determine and report to Parent and the SBI Representative upon such remaining disputed items, and such report shall be final, binding and conclusive on Parent and the SBI Representative. The fees and disbursements of the Independent Accounting Firm shall be paid by the Parent; provided however, that if the Independent Accounting Firm shall determine that the net total variance of all items disputed by the SBI Representative varies by less than 10% of the amount calculated by Parent, then such fees and disbursements of the Independent Accounting Firm shall paid out of the Indemnity Escrow.

1.7.3 Cancellation of SBI Shares Held by Parent and Purchaser. Each SBI Share owned immediately prior to the Effective Time by SBI, Parent, Purchaser or any of their respective Subsidiaries, including without limitation, any such shares held as treasury stock of SBI, will be canceled and extinguished and no consideration will be delivered in exchange therefor. For purposes of this section, SBI Shares owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of SBI, Parent, Purchaser or any of their respective Subsidiaries, will not be deemed to be held by SBI, Parent, Purchaser or any such Subsidiary, regardless of whether SBI, Parent, Purchaser or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.

1.7.4 Conversion of Shares of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be converted into one share of common stock of the Surviving Corporation.

1.8 Cancellation of SBI Options. In accordance with the SBI Option Plan and/or the applicable SBI Option Agreements and an agreement between SBI and the holder of the warrants that are included in the

SBI Options to be entered into as provided in Section 6.6.3, each SBI Option that is unexercised and outstanding immediately prior to the Effective Time, will, without any further action on the part of the holder thereof (except with respect to such warrants, which SBI shall cause to be cancelled at the Effective Time consistent with the provisions of 6.6.3), fully vest, be canceled, and represent only the right to receive from Parent an amount, payable in cash only, equal to the product of (A) the number of SBI Shares subject to the SBI Option multiplied by (B) the Option Per Share Amount (as defined below) less the exercise price, as may be adjusted by the Board of Directors of SBI, for each SBI Share purchasable pursuant to such SBI Option immediately prior to the Effective Time (the “Option Spread Payment”), and all other rights of a holder associated with SBI Options shall be terminated and canceled. The Option Per Share Amount shall be determined by dividing $160,000,000 plus the aggregate exercise prices of all In The Money Options (the “Option Base Amount”), less any adjustment required pursuant to Section 8.3 and as further adjusted pursuant to Section 1.7.2 (other than the adjustment set forth in 1.7.2.4), by the Fully Diluted Common Stock Number. The “Fully Diluted Common Stock Number” shall mean the total number of shares of SBI Shares outstanding immediately prior to the Effective Time on a fully diluted basis, including (x) the assumed exercise of all outstanding In The Money Options (but excluding all other SBI Options that are not In the Money Options) and (y) the assumed conversion of all outstanding convertible securities (including, without limitation, the outstanding shares of SBI Preferred Stock) and notes convertible into SBI Shares. The “In The Money Options” shall mean all outstanding rights, warrants or options, vested or unvested, to acquire SBI Shares, regardless of restrictions on exercise or conversion, where the option exercise price is $1.10 per share or less. As of the Effective Time, all SBI Options that are not In the Money Options shall be cancelled and shall not be entitled to receive any Option Spread Payment or other consideration as a result of the Merger.

1.9 Funding of Indemnity Escrow. At the Closing, Parent shall deduct the full amount of the Holdback, consisting of Cash Consideration in the amount of $500,000 and Convertible Notes in the principal amount of $10,200,000 (subject to Purchaser’s right to substitute cash as provided is Section 1.7.1.3), from the Aggregate Merger Consideration and deliver the Holdback to the Indemnity Escrow, as provided in Section 8.5.2.2. Such amount shall be withheld, on a pro rata basis, from the Cash Consideration and Note Consideration otherwise deliverable to the SBI Stockholders on delivery of their SBI Stock Certificates in accordance with Section 2.1.

ARTICLE II

PAYMENT

2.1 Surrender of SBI Stock Certificates. From and after the Effective Time, each holder of a stock certificate that immediately prior to the Effective Time represented an outstanding SBI Share (a “SBI Stock Certificate”) will be entitled to receive in exchange therefor, upon surrender thereof to the Paying Agent, the Per Share Merger Consideration into which SBI Shares evidenced by such SBI Stock Certificate were converted pursuant to the Merger. No interest will be payable on the Per Share Merger Consideration to be paid to any holder of a SBI Stock Certificate irrespective of the time at which such SBI Stock Certificate is surrendered for exchange.

2.2 Paying Agent; SBI Stock Certificate Surrender Procedures.

2.2.1 Paying Agent. On or prior to the Effective Time, Parent will designate (with the prior approval of SBI) and enter into an agreement with an institution or trust company to act as paying agent for the Merger Consideration (the “Paying Agent”).

2.2.2 Payment Fund. Prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent, an amount in cash and Convertible Notes sufficient to provide all funds necessary for the Paying Agent to make payment of the Merger Consideration (the “Payment Fund”). Pending

payment of the cash portion of such funds to the holders of SBI Stock Certificates, the cash portion of the Payment Fund will be held and may be invested by the Paying Agent as Parent directs (so long as such directions do not impair the rights of holders of SBI Shares) in: (i) the direct obligations of the United States for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest; (ii) commercial paper maturing not more than 270 days after the date of issue and rated P-1 by Moody’s Investors Services, Inc. or A-1 by Standard & Poor’s Corporation, (iii) certificates of deposit maturing not more than 270 days after the date of issue issued by, or in money market or demand deposit accounts maintained at, a commercial banking institution, which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (v) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent or its designee, in Parent’s sole discretion. Parent will promptly replace any monies lost through any investment made pursuant to this Section 2.2.2.

2.2.3 Transmittals. Not later than 10 days prior to the Closing, SBI will mail to each record holder of a SBI Stock Certificate and each holder of an SBI Option that is an In the Money Option a letter of transmittal in a form mutually agreeable to the parties, including instructions for use in effecting the surrender of SBI Stock Certificate or SBI Option Agreement, as applicable, for the aggregate Per Share Merger Consideration or the aggregate Option Spread Payment, as applicable, to which such holder is entitled. Upon the surrender to the Paying Agent of a SBI Stock Certificate (or original copy of the SBI Option Agreement in the case of holder of In The Money Options) together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Paying Agent to be delivered in connection therewith, following the Effective Time, the holder will be entitled to receive the aggregate Per Share Merger Consideration or the aggregate Option Spread Payment, as applicable, into which the SBI Stock Certificate (or SBI Option Agreement) so surrendered has been converted in accordance with the provisions of this Agreement. Until so surrendered, each outstanding SBI Stock Certificate and each outstanding SBI Option will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the aggregate Per Share Merger Consideration or the aggregate Option Spread Payment, as applicable, into which SBI Shares represented by such SBI Stock Certificate or SBI Option Agreement have been converted in accordance with the provisions of this Agreement.

2.3 Transfer Books. The stock transfer books of SBI will be closed at the Effective Time, and no transfer of any SBI Shares will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any SBI Shares prior to the Effective Time that is not registered in the stock transfer records of SBI at the Effective Time, the Per Share Merger Consideration into which such SBI Shares have been converted in the Merger will be paid to the transferee in accordance with the provisions of Section 2.2 only if the SBI Stock Certificate is surrendered as provided in Section 2.2 and accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

2.4 Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed one hundred eighty (180) days after the Effective Time will be delivered to Parent upon demand, and each holder of SBI Shares who has not previously surrendered SBI Stock Certificates in accordance with the provisions of this Article II will thereafter look only to Parent for satisfaction of such holder’s claims for the Merger Consideration.

2.5 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, SBI Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of

Section 16-10a-1301 et. seq. of the Utah Act regarding appraisal for such shares (“Dissenting Shares”), will not be converted into a right to receive the Per Share Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of the Utah Act, will receive payment thereof from the Surviving Corporation and such Dissenting Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

2.6 Lost SBI Stock Certificates or SBI Option Agreements. If any SBI Stock Certificate or Option Agreement has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the person making such a claim, the Paying Agent will deliver in exchange for the affidavit representing such lost, stolen or destroyed SBI Stock Certificate or Option Agreement the Per Share Merger Consideration pursuant to Section 2.2 or Option Spread Payment pursuant to Section 1.8.

2.7 No Rights as Stockholder. From and after the Effective Time, the holders of SBI Stock Certificates will cease to have any rights as a stockholder of the Surviving Corporation except as otherwise expressly provided in this Agreement or by applicable Laws, and Parent will be entitled to treat each SBI Stock Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the aggregate Per Share Merger Consideration to which such holder is entitled.

2.8 Payments With Respect to Unexchanged Convertible Notes. All Convertible Notes to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever an interest, dividend or other payment is made by Parent in respect thereof, the record date for which is at or after the Effective Time, that payment shall include interest, dividends or other payments in respect of all Convertible Notes issuable pursuant to this Agreement commencing as of the Effective Date. However, no such payments in respect of the Convertible Notes shall be paid to any holder of any unsurrendered SBI Stock Certificate until such certificate is surrendered for exchange in accordance with this Article II.

2.9 Withholding. Parent will be entitled to deduct and withhold from the Per Share Merger Consideration and the Option Spread Payment, as applicable, otherwise payable to any former holder of SBI Shares or SBI Options all amounts required by Law to be deducted or withheld therefrom. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the holder of SBI Shares or SBI Options in respect of which such deduction and withholding was made by Parent.

2.10 Escheat. Neither Parent, Purchaser nor SBI will be liable to any former holder of SBI Shares or SBI Options for any portion of the Per Share Merger Consideration and the Option Spread Payment delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. In the event any SBI Stock Certificate or Option Agreement has not been surrendered for the Merger Consideration prior to the sixth anniversary of the Closing Date, or prior to such earlier date as of which such SBI Stock Certificate or Option Agreement or the Per Share Merger Consideration or Per Share Option Spread Payment payable upon the surrender thereof would otherwise escheat to or become the property of any Governmental Entity, then the Per Share Merger Consideration or Option Spread Payment otherwise payable upon the surrender of such SBI Stock Certificate or Option Agreement will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

In this Article III and in Articles V, VI and VII hereof, references to “Parent” shall be deemed to include the Subsidiaries of Parent unless the context in which it is being used would reasonably require otherwise. Except as set forth on the Parent Disclosure Schedule, Parent hereby represents and warrants to SBI as follows:

3.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has full corporate power and authority to carry on its business as now conducted. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority to carry on its business as now conducted. Parent directly owns and has power to vote all of the outstanding capital stock of Purchaser. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not, taken together, have a Material Adverse Effect. Purchaser was formed for the purpose of effecting the Merger and has not conducted, and will not conduct, any business prior to the Effective Time other than that which is necessary to effectuate the Merger. Access to true and complete copies of the Organizational Documents of each of Parent and Purchaser have been provided to SBI.

3.2 Authority Relative to this Agreement; No Violation.

3.2.1 Authority. Parent and Purchaser each has the corporate power to enter into this Agreement, to carry out its obligations hereunder, to perform and comply with all the terms and conditions hereof to be performed and complied with by it, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance and compliance with all the terms and conditions hereof to be performed and complied with, and the consummation of the transactions contemplated hereby, by Parent and Purchaser have been duly authorized by all requisite corporate action on the part of each of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and is the legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms. Any reference in this Article III to an agreement being “enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and similar laws affecting creditors’ rights and remedies generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies, regardless of whether enforcement is sought in a proceeding at law or in equity.

3.2.2 Compliance with Organizational Documents and Laws. Neither the execution and delivery of this Agreement by Parent and Purchaser, the performance and compliance by Parent and Purchaser of and with the terms and conditions hereof to be performed and complied with by Parent and Purchaser, nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of, any provision of the Organizational Documents of Parent or Purchaser or (ii) assuming that the approvals referred to in Section 3.3 are obtained, (A) violate, conflict with or result in a breach of any Law applicable to Parent or Purchaser or any of the respective properties or assets of Parent or Purchaser, which violation, conflict or breach is material to Parent or Purchaser or could prevent or materially delay Parent or Purchaser from consummating the transactions contemplated hereby or (B) violate, conflict with, result in a breach of, result in the impairment of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the creation or imposition of any Lien upon any of the respective properties or assets of Parent or Purchaser, or require any consent, approval, waiver, exemption, amendment, authorization, notice or filing under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Parent or Purchaser is a party or by which any of their respective properties or assets may be bound or affected, which agreement or other instrument is material to Parent or Purchaser, as the case may be, or any two or more such agreements, instruments or obligations which, taken together, are material to Parent or Purchaser, as the case may be.

3.3 Consents and Approvals. There are no consents, approvals or authorizations of or designations, declarations or filings with any Governmental Entities or any other person on the part of Parent required for the validity of the execution and delivery by Parent and Purchaser of this Agreement or the performance and compliance by them of and with the terms and conditions of this Agreement to be performed and complied with by them or the consummation of the transactions contemplated hereby, other than (i) as set forth in Section 3.3 of the Parent Disclosure Schedule, (ii) the filing of the Articles of Merger in accordance with the Utah Act, (iii) compliance with any applicable requirements of the HSR Act and any other applicable competition, merger control, antitrust or similar laws or regulations, (iv) compliance with any applicable requirements of the Securities Act and the Exchange Act, and (v) such actions as may be required under any applicable state securities or blue sky laws.

3.4 Capitalization.

3.4.1 Capital Stock. There are 200,000,000 duly authorized shares of Parent Stock, 61,146,160 of which were issued and outstanding as of June 15, 2004. All of the issued and outstanding shares of Parent Stock have been duly authorized and are validly issued, fully paid, and nonassessable. The Parent Stock to be issued as provided in this Agreement will, upon issuance thereof, be duly and validly issued, fully paid and nonassessable.

3.4.2 Outstanding: Options. Except as set forth in Section 3.4.2 of the Parent Disclosure Schedule, as of May 31, 2004, there are no options, warrants, calls, stock appreciation rights or other rights, or convertible debt or security, or any share reserved for issuance or any arrangement, subscription agreement, plan, or commitment, relating to the issued (including treasury stock) or unissued capital stock or other securities of Parent granted or made by Parent or to which Parent is a party.

3.5 Parent SEC Documents. Parent has filed all forms, reports and documents with the SEC required to be filed by it after January 1, 2002 and prior to the date of this Agreement (together with the amendments and supplements to such filings filed prior to the date of this Agreement, the “Parent SEC Documents”). Each Parent SEC Document, as of its filing date (or if amended, as of the date of its last amendment) complied as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be. No Parent SEC Document filed pursuant to the Exchange Act, as of its filing date (or if amended, as of the date of its last amendment), contains any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent SEC Document filed pursuant to the Securities Act, as of the date such document or amendment became effective (or if amended or supplemented, as of the date of its last amendment or supplement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Parent has no material undisclosed or off-balance sheet liabilities. No Subsidiary of Parent is required to file any forms, reports, or other documents pursuant to the Securities Act or the Exchange Act. Parent is eligible to register the Parent Stock issuable upon conversion of the Convertible Notes for resale on Form S-3 promulgated under the Securities Act.

3.6 Financial Statements. The Parent SEC Documents include the following financial statements (collectively the “Parent Financial Statements”): (i) the audited consolidated balance sheet of Parent and its Subsidiaries and the related consolidated statement of operations, stockholders’ equity and cash flows as of and for the year ended December 31, 2003 (the “Parent Audited Financial Statements”); and (ii) the

unaudited consolidated balance sheet of Parent and its Subsidiaries, (the “Parent Most Recent Balance Sheet”), and the related consolidated statement of operations and cash flows as of and for the three months ending March 31, 2004 (collectively, the “Parent Most Recent Financial Statements”). The Parent Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), and the statements of income present fairly in all material respects the results of operations of Parent and the Subsidiaries included therein for the respective periods covered and the balance sheets present fairly in all material respects the consolidated financial condition of Parent and the subsidiaries included therein as of their respective dates; provided however that Parent Most Recent Financial Statements are subject to year-end adjustments which will not be material.

3.7 Absence of Certain Changes or Events. Except as disclosed in Section 3.7 of the Parent Disclosure Schedule, since the date of the Parent Most Recent Balance Sheet, Parent has conducted its business only in the ordinary course (subject to matters related to this Agreement), and since the date of the Parent Most Recent Balance Sheet, there has been no Material Adverse Effect on Parent’s business.

3.8 Broker’s Fees. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, neither Parent nor any of its officers or directors has employed any broker, finder or investment banker or incurred any liability for any broker’s fees, financial advisory fees, investment banker’s or finder’s fees in connection with any of the transactions contemplated by this Agreement.

3.9 Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental agency or authority or arbitration tribunal by which Parent is bound, or to which any of its assets, properties, securities or businesses is subject that are required to be disclosed in the Parent SEC Documents that are not disclosed in the Parent SEC Documents.

3.10 Authorizations; Compliance with Laws. Parent holds all authorizations, permits, licenses, variances, exemptions, orders and approvals required by Governmental Entities for the lawful conduct of its business taken as a whole, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party (the “Parent Permits”), except for such authorizations, permits, licenses, variances, exemptions, orders and approvals which the failure to hold, taken together, would not have a Material Adverse Effect. Parent is in compliance with the terms of Parent Permits except where the failure to be in such compliance will not, taken together, have a Material Adverse Effect. To Parent’s Knowledge, except as set forth in Section 3.10 of the Parent Disclosure Schedule, as of the date of this Agreement, no investigation or reviews by any Governmental Entity with respect to Parent is pending nor has any Governmental Entity notified Parent of an intention to conduct the same nor do any facts exist which may give rise to such an investigation or review.

3.11 Full Disclosure. No information provided by Parent to SBI in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

3.12 Customers. Since December 31, 2003, there has not been a termination of a material definitive agreement, and Parent has not received notice of such termination, which, if final rule adopted by the SEC in release No. 33-8400 were in effect as of the date of such termination, would require Parent to file a report with respect to such termination on Form 8-K or other applicable SEC form under new Item 1.02 of Form 8-K.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SBI

In this Article IV and in Articles V, VI and VII hereof, references to “SBI” shall be deemed to include the Subsidiaries of SBI unless the context in which it is being used would reasonably require otherwise. Except as set forth on the SBI Disclosure Schedule or (other than with regards to Section 4.23) with respect to the Distribution Assets, SBI hereby represents and warrants to Parent and Purchaser as follows:

4.1 Organization and Qualification. SBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority to carry on its business as now being conducted. SBI is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction wherein the character of its properties owned or leased or the nature of its activities makes such qualification legally required, except where the failure to be so qualified would not, taken together, have a Material Adverse Effect. Copies of the SBI Organizational Documents, as in effect on the date hereof, including all amendments thereto, have been previously delivered by SBI to Parent.

4.2 Capitalization.

4.2.1 Capital Stock. There are 300,000,000 duly authorized shares of Common Stock, without par value, of which 14,089,070 shares are issued and outstanding (the “SBI Common Shares”), and 200,180,000 duly authorized shares of Preferred Stock, without par value, of which no shares of Series A Redeemable Preferred Stock are issued and outstanding, and 107,685,360 shares of Series B Convertible Preferred Stock are issued and outstanding (the “SBI Series B Shares” and together with the SBI Common Shares, the “SBI Shares”). All of the issued and outstanding SBI Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Section 4.2.1 of the SBI Disclosure Schedule sets forth the name of each holder of SBI Shares and the number of SBI Shares held by such holder.

4.2.2 SBI Options. Section 4.2.2 of the SBI Disclosure Schedule lists all outstanding options, warrants, calls, stock appreciation rights or other rights, or convertible debt or security, or any share reserved for issuance or any arrangement, subscription agreement, plan, or commitment, relating to the issued (including treasury stock) or unissued capital stock or other securities of SBI granted or made by SBI or to which SBI is a party (the “SBI Options”). The agreements pursuant to which SBI Options are issued and outstanding are referred to herein as the “SBI Option Agreements”). Set forth on Section 4.2.2 of the SBI Disclosure Schedule is a spreadsheet accurately reflecting the number of such SBI Options outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof and, in each case, the identities of the holders and an indication of their relationships to SBI (if any exist other than a security holder or employee). SBI has delivered to Parent true and correct copies of all of SBl’s option and equity incentive plans, and the general forms of SBI Option Agreements and, except as noted on Section 4.2.2 of the SBI Disclosure Schedule, the terms of all such SBI Option Agreements conform to such general forms in all material respects.

Except for any agreement listed on, or as otherwise disclosed on, Section 4.2.2 of the SBI Disclosure Schedule: (i) SBI is not a party or subject to any agreement or understanding and, to the Knowledge of SBI (other than voting agreements entered into in connection with this Agreement), there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any securities of SBI or the voting by any director of SBI; (ii) no SBI Stockholder or any affiliate thereof is indebted to SBI, and SBI is not indebted to any SBI Stockholder or any affiliate thereof; (iii) SBI is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued; (iv) all rights of refusal, co-sale rights and registration rights granted by SBI with respect to SBI Shares or SBI Options are described on Section 4.2.2(iv) of the SBI Disclosure Schedule; and (v) all SBI Options have been granted or issued at, or in excess of, fair market value, as determined by SBl’s Board of Directors at the date of grant or issuance.

4.3 Subsidiaries.

4.3.1 Subsidiaries; Organization; Capital Stock; Authority. Section 4.3.1 of the SBI Disclosure Schedule contains a complete and accurate list of the Subsidiaries of SBI (the “SBI Subsidiaries”) including, with respect to each Subsidiary, its name, its jurisdiction of incorporation, and its capitalization (including the identity of each stockholder and the number of shares held by each). Except as set forth in Section 4.3.1 of the SBI Disclosure Schedule, (i) each SBI Subsidiary is a direct or indirect subsidiary of SBI; (ii) each SBI Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization or incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts; and (iii) each SBI Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

4.3.2 Outstanding Options. There is no outstanding option, call, warrant or other right, convertible debt or security, or arrangement, subscription, agreement, plan or commitment, relating to the capital stock of, or other interests in, any SBI Subsidiary to which SBI or any SBI Subsidiary is a party. SBI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity except for any of SBI Subsidiaries and except as set forth in Section 4.3.2 of the SBI Disclosure Schedule.

4.4 Authority Relative to this Agreement; No Violation; Consents.

4.4.1 Authority; Approval; Due Execution. SBI has the corporate power to enter into this Agreement, to carry out its obligations hereunder, to perform and comply with all the terms and conditions hereof to be performed and complied with by it, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SBI, the performance and compliance with all the terms and conditions hereof to be performed and complied with by SBI, and the consummation by SBI of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of SBI subject, in the case of the Merger, to approval by the holders of SBI Shares. The approval by the holders of a majority of SBI Shares, voting together as a single class, will be sufficient to approve the Merger in accordance with the requirements of the Utah Act and SBI’s Organizational Documents. The Board of Directors of SBI at a meeting held on June 26, 2004 (i) determined that this Agreement, the Merger and the transactions contemplated thereby are advisable and in the best interests of SBI Stockholders, and (ii) resolved to recommend to SBI Stockholders that SBI Stockholders approve and adopt the Merger and this Agreement. This Agreement has been duly and validly executed and delivered by SBI and is a legal, valid and binding obligation of SBI enforceable against SBI in accordance with its terms. Any reference in this Article IV to an agreement being “enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and similar laws affecting creditors’ rights and remedies generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies, regardless of whether enforcement is sought in a proceeding at law or in equity.

4.4.2 Compliance with Organizational Documents and Laws. Except as disclosed in Section 4.4.2 of the SBI Disclosure Schedule, neither the execution and delivery of this Agreement by SBI, the performance and compliance by SBI of and with the terms and conditions hereof to be performed and complied with by it, nor the consummation by SBI of the transactions contemplated hereby will: (i) violate, conflict with or result in a breach of, any provision of the Organizational Documents of SBI; or (ii) assuming that the approvals referred to in Section 4.6 are obtained, (A) violate, conflict with or result in a breach of any Law applicable to SBI or any of the properties or assets of SBI, which violation, conflict or breach is material to SBI or could prevent SBI from consummating the transactions hereby or (B) violate, conflict with, result in a breach of, result in the impairment of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the creation or imposition of any Lien upon any of the properties or assets of SBI under, or require any consent, approval, waiver, exemption, amendment, authorization, notice or filing under, any of the terms, conditions or provisions of, any Material Contract or Material Customer Contract to which SBI is a party or by which any of its properties or assets may be bound or affected, except for Liens created by or through Parent or Purchaser.

4.5 Financial Statements and Books and Records of SBI.

4.5.1 SBI Financial Statements. SBI has delivered to Purchaser the following financial statements, which exclude all of the operations, assets and liabilities included in the Distribution Assets (collectively the “SBI Financial Statements”): (i) the audited consolidated balance sheet of SBI and Subsidiaries and the related consolidated statement of cash flows as of and for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, and the audited consolidated statement of operations and stockholders’ equity as of and for the years ended December 31, 2003, December 31, 2002 and December 31, 2001 (the “SBI Audited Financial Statements”); and (iii) the unaudited consolidated balance sheet of SBI (the “SBI Most Recent Balance Sheet”), and the related consolidated statement of operations and cash flows as of and for the three months ending March 31, 2004 (collectively, the “SBI Most Recent Financial Statements”). The SBI Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), and the statements of income present fairly in all material respects the results of operations of SBI for the respective periods covered and the balance sheets present fairly in all material respects the consolidated financial condition of SBI as of their respective dates; provided however that the SBI Most Recent Financial Statements are subject to year-end adjustments which will not be material. Section 4.5.1 of the SBI Disclosure Schedule sets forth all Third Party Debt of SBI and its Subsidiaries.

4.5.2 Books and Records. The books of account, minute books, stock record books, and other records of SBI that have been provided to Parent are complete and correct in all material respects. The minute books of SBI contain accurate records of all corporate action taken by the stockholders, Board of Directors, and committees of the Board of Directors of SBI. At the Effective Time, all of those books and records will be in the possession of the Surviving Corporation.

4.6 No Consents. There are no consents, approvals or authorizations of or designations, declarations or filings with any Governmental Entities or any other person on the part of SBI required for the validity of the execution and delivery by SBI of this Agreement or the performance and compliance by it of and with the terms and conditions of this Agreement to be performed and complied with by it or the consummation of the transactions contemplated hereby, other than as set forth in Section 4.6 of the SBI Disclosure Schedule.

4.7 Absence of Material Changes or Events. Except as disclosed in Section 4.7 of the SBI Disclosure Schedule, since the date of the SBI Most Recent Balance Sheet SBI has conducted its business only in the ordinary course (subject to matters related to this Agreement and similar activities relating to a possible sale of SBI), and since the date of the SBI Most Recent Balance Sheet, there has been no Material Adverse Effect on SBI’s business. Except as referred to in this Agreement or the SBI Disclosure Schedule, SBI has not entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (i) interfered with the normal and usual operations of the business or business prospects of the business or (ii) resulted in a Material Adverse Effect on the business, assets, operations, prospects or condition (financial or other) or could reasonably be expected to have such Material Adverse Effect.

4.8 Taxes and Tax Returns.

4.8.1 Taxes; Returns. Section 4.8.1 of the SBI Disclosure Schedule identifies, for the years ended December 31, 2003 and 2002: (i) all material income Tax Returns filed or planned to be filed by or on behalf of SBI or any of the SBI Subsidiaries and (ii) all jurisdictions where SBI and any of the SBI Subsidiaries have filed any other material Tax Returns or paid any other material Taxes, including sales, use, excise, gross receipts, business and occupation, value-added, business privilege or property Taxes. Except as set forth in Section 4.8.1 of the SBI Disclosure Schedule, SBI, each of the SBI Subsidiaries and each other corporation with respect to periods during which it was the common parent of any affiliated, consolidated, unitary or combined group for Tax purposes (“Affiliated Group”) filing a consolidated, unitary or combined Return in which SBI or any of the SBI Subsidiaries was included ( “SBI Tax Affiliate”) has (i) duly filed all material Returns in a timely manner, including extensions granted for such filing, consistent with applicable laws, as required to be filed by it (all such Returns being accurate and complete in all respects) and has paid all Taxes shown thereon to be due, and (ii) duly paid all material Taxes required to be paid by any of them through the date hereof, whether or not shown on a Return, other than Taxes that are being contested in good faith and by appropriate proceedings and as to which SBI has set aside on its books adequate reserves in accordance with GAAP. All Taxes attributable to all taxable periods ended on or before the Closing Date, to the extent not required to have been previously paid will be fully and adequately reserved for on SBI’s financial statements in accordance with GAAP, and SBI will provide to Parent a schedule disclosing the amount and composition of such reserves (the “Tax Reserves Schedule”) along with all material workpapers in connection with the preparation of the Tax Reserves Schedule, no later than ten (10) business days prior to the Closing Date. The amounts recorded as reserves for Taxes on the Most Recent Balance Sheet are sufficient in the aggregate for the payment by SBI of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for all periods ended on or prior to the date of such statement. There are no Liens for Taxes upon the assets of SBI or any of the SBI Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and as to which SBI has set aside on its books adequate reserves in accordance with GAAP. Except as set forth in Section 4.8.1 of the SBI Disclosure Schedule, (i) none of the Returns of the SBI, any of the SBI Subsidiaries or any SBI Tax Affiliate has been audited by the IRS or other applicable Tax authority, (ii) no extension or waiver of the limitation period applicable to any Return of SBI, any of the SBI Subsidiaries or any SBI Tax Affiliate is in effect or has been requested, (iii) neither SBI, any of the SBI Subsidiaries nor any SBI Tax Affiliate currently is the beneficiary of any extension of time within which to file any Return, and (iv) no power of attorney that currently is in effect has been granted by SBI, any of the SBI Subsidiaries or any SBI Tax Affiliate with respect to any SBI Tax matter. Except as set forth in Section 4.8.1 of the SBI Disclosure Schedule, none of SBI, the SBI Subsidiaries or any Tax Affiliate has received written notification of any audit, assessment, deficiency, action, suit, claim, investigation, examination or other proceeding with respect to Taxes of any of them (“Tax Proceedings”) and, to the Knowledge of SBI and the SBI Subsidiaries, there are no Tax Proceedings pending, threatened or in progress. SBI has provided to Parent or its representatives complete and correct copies of all the SBI Subsidiaries’ Returns that have been filed on or subsequent to December 31, 2000 and all audit and examination reports, and statements of deficiency assessed against, or agreed to by, SBI or any of the SBI

Subsidiaries since December 31, 2000. Except as set forth in Section 4.8.1 of the SBI Disclosure Schedule, none of SBI or any of the SBI Subsidiaries (i) has been a member of any affiliated, consolidated, combined or unitary group that filed or was required to file a consolidated, combined or unitary Return (other than a group, the common parent of which is SBI or any of the SBI Subsidiaries), (ii) has liability for the Taxes of any person (other than the SBI and the SBI Subsidiaries) by reason of contract, agreement, assumption, transferee liability, operation of law, Section 1.1502-6 of the Treasury Regulations (or any predecessor or successor thereof or any similar provision of law) or otherwise, (iii) has agreed to or is required to make any adjustments pursuant to Section 481 or Section 263A of the Code or any similar provision of state, local, foreign or other law nor, to the Knowledge of SBI or any of the SBI Subsidiaries, has any Tax authority proposed any such adjustments or change in accounting method, or (iv) is a party to any Tax allocation, sharing or similar agreement. To the Knowledge of SBI and the SBI Subsidiaries, no written claim has been made by any Tax authority to SBI, any of the SBI Subsidiaries or any SBI Tax Affiliate that any of them is required to file Returns or may be subject to taxation in any jurisdiction other than those for which Returns have been duly filed by them. None of SBI or any of the SBI Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as set forth in Section 4.8.1 of the SBI Disclosure Schedule, none of SBI or the SBI Subsidiaries directly or indirectly has made any payment or payments, is obligated to make any payment or payments, or is a party to (or a participating employer in) any agreement or plan that could obligate Parent, SBI, or any of the SBI Subsidiaries to directly or indirectly make any payment or payments that would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local, foreign or other law) or that would otherwise not be deductible under Section 162 or Section 404 of the Code. Neither SBI nor any of the SBI Subsidiaries has distributed stock of another person, nor had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Since the SBI Most Recent Financial Statements, neither SBI nor any of the SBI Subsidiaries has incurred any liability for any Tax other than in the ordinary course of its business. Except as set forth in Section 4.8.1 of the SBI Disclosure Schedule, neither SBI nor any of the SBI Subsidiaries has entered into a transaction that currently is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law, and there is no taxable income of any of SBI or any of the SBI Subsidiaries that will be reportable in the taxable period beginning after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing. Except as set forth in Section 4.8.1 of the SBI Disclosure Schedule, there are no deferred intercompany gains or losses, or intercompany items, or similar amounts that will be required to be recognized or otherwise taken into account by SBI, any of the SBI Subsidiaries or any Affiliate thereof as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.8.1 of the SBI Disclosure Schedule, none of SBI or any of the SBI Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and none of SBI or any of the SBI Subsidiaries has engaged in a trade or business within, or derived any income from, any foreign country.

4.8.2 Tax Withholding. Except as disclosed in Section 4.8.2 of the SBI Disclosure Schedule, all monies required to be withheld by SBI from employees, creditors, stockholders or other third parties for Taxes have either been withheld or collected and paid, when due, to the appropriate governmental authority, or an adequate reserve has been established by SBI on its books in accordance with GAAP, and SBI has otherwise complied in all material respects with applicable laws, rules, and regulations relating to Tax withholding and remittance.

4.9 Employees.

4.9.1 Agreements; SBI Benefit Plans. Section 4.9.1 of the SBI Disclosure Schedule contains a list of each life, health, accident or other employee benefit plan, practice, policy or arrangement, including, but not limited to, each employee benefit plan within the meaning of Section 3(3) of ERISA, (i) which SBI sponsors or maintains, (ii) to which SBI contributes, (iii) under which any employee, former employee, director, former director, independent contractor or former independent contractor of SBI is covered or has benefit rights or (iv) with respect to which SBI has (or could have) any obligation or liability (individually, an “SBI Benefit Plan”, and collectively, the “SBI Benefit Plans”). Except as set forth in Section 4.9.1 of the SBI Disclosure Schedule, there has been no amendment, interpretation or other announcement (written or oral) by SBI or any other Person relating to, or change in participation or coverage under, any SBI Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such SBI Benefit Plan (or the SBI Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the SBI Financial Statements. Except as set forth in Section 4.9.1 of the SBI Disclosure Schedule, SBI neither maintains nor has entered into any SBI Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of SBI or their beneficiaries, or other provisions which would cause an increase in the liability to SBI or to Parent as a result of the transactions contemplated by this Agreement or any related action thereafter including, but not limited to, termination of employment (a “Change in Control Benefit”). The terms “SBI Benefit Plan” and “SBI Benefit Plans” as used herein refers to any and all plans contemplated under the preceding sentences of this Section 4.9.1, provided that the term “plan” or “plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Copies of the SBI Benefit Plans have been previously made available to Parent.

4.9.2 Documents Delivered to Parent. SBI has delivered to Parent true and complete copies of the following documents, as they may have been amended to the date hereof, relating to the SBI Benefit Plans, other than any multiemployer plan: (i) each of the SBI Benefit Plans listed in Section 4.9.1 of the SBI Disclosure Schedule that is in writing, including all amendments thereto, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; (ii) a description of each of the SBI Benefit Plans listed in Section 4.9.1 of the SBI Disclosure Schedule that is not in writing; (iii) the most recent determination letter from the Internal Revenue Service with respect to each SBI Benefit Plan intended to be qualified under Section 401(a) of the Code; (iv) the actuarial valuation prepared for the most recent plan year for any SBI Benefit Plan which is a “defined benefit plan” (as defined in Section 3(35) of ERISA); (v) the current summary plan description for each SBI Benefit Plan; (vi) the complete Form 5500, 5500-C or 5500-R filings, for each of the SBI Benefit Plan for the three (3) most recent plan years; and (vii) any non-discrimination tests performed with respect to any SBI Benefit Plan for the three (3) most recent plan years.

4.9.3 Certain Representations Regarding SBI Benefit Plans. Except as disclosed in Section 4.9.3 of the SBI Disclosure Schedule:

4.9.3.1 each of the SBI Benefit Plans is, and at all times since inception has been, established, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable Laws, including, without limitation, ERISA and the Code, and in accordance with the provisions of any applicable collective bargaining agreement;

4.9.3.2 SBI and all other Persons (including, without limitation, all fiduciaries) have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to each of the SBI Benefit Plans, including, without limitation, all fiduciary, reporting, disclosure and notification duties and obligations;

4.9.3.3 no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available with respect to any SBI Benefit Plan;

4.9.3.4 all reports, returns and similar documents (including, without limitation all tax and informational returns) with respect to the SBI Benefit Plans required to be filed with any Governmental Entity or distributed to any SBI Benefit Plan participant have been properly prepared and duly filed or distributed;

4.9.3.5 SBI has not incurred, and to the Knowledge of SBI there exists no condition or set of circumstances in connection with which SBI, Surviving Corporation, Parent or any of their affiliates could incur, directly or indirectly, any material liability or expense (except for routine contributions, benefit payments and administrative expenses) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to any SBI Benefit Plan or the SBI Benefit Plans taken as a whole.

4.9.3.6 each of the SBI Benefit Plans that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each such SBI Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such SBI Benefit Plan’s qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, including, without limitation, that legislation commonly referred to as “GUST” and “EGTRRA,” or (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS. Nothing has occurred or is reasonably expected by SBI or any Subsidiary to occur, that could adversely affect the qualification or exemption of any such SBI Benefit Plan or its related trust or annuity contract;

4.9.3.7 all accrued contributions and other payments required to be made by SBI to any SBI Benefit Plan have been made or, if not yet due, reserves adequate for such purposes have been set aside therefor and reflected in the SBI Most Recent Balance Sheet. There are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such Plan. All unfunded liabilities of SBI with respect to the SBI Benefit Plans are properly reflected on the SBI Most Recent Balance Sheet in accordance with GAAP;

4.9.3.8 none of SBI, any Subsidiary or any SBI Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of SBI or any of its Subsidiaries, other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (ii) retirement benefits under any SBI Benefit Plan that is qualified under Section 401(a) of the Code, and (iii) deferred compensation that is accrued as a current liability on the SBI Most Recent Balance Sheet;

4.9.3.9 there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of SBI or any Subsidiary, threatened with respect to (or against the assets of) any SBI Benefit Plan, nor, to the Knowledge of SBI or any Subsidiary, is there a basis for any such action, suit or claim. None of the SBI Benefit Plans is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity, and, to the Knowledge of SBI and each Subsidiary, no such action is contemplated or under consideration by any Governmental Entity;

4.9.3.10 except with respect to one another, neither SBI nor any of its Subsidiaries is, or has ever been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(0) of the Code; and

4.9.3.11 neither SBI nor any of its Subsidiaries sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or (iii) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

4.9.4 Employees; Compensation. SBI has furnished to Parent a true and correct list of the employees of SBI together with each employee’s annual rate of compensation (excluding bonus). Except as set forth in Section 4.9.4 of the SBI Disclosure Schedule: (i) as of the date of this Agreement, no officer or employee of SBI has obtained any binding and effective commitment of SBI to pay to him or her in respect of any future year aggregate remuneration in excess of the rate of compensation set forth in such list, (ii) SBI is not obligated to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), (iii) SBI is not a party to any collective bargaining agreement or other labor agreement with any union or labor organization or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment, and (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending against or involving SBI. It is the general practice of SBI to require that each employee, officer and consultant of SBI execute a nondisclosure agreement in the form used by SBI or an SBI Subsidiary (the current version of the forms used by SBI and the SBI Subsidiaries have been provided to Parent) and SBI believes that substantially all of its employees, officers and consultants have executed such an agreement with SBI or an SBI Subsidiary. Included in Section 4.9.4 of the SBI Disclosure Schedule is a list of all employees and officers of SBI or the SBI Subsidiaries for which SBI does not have such a nondisclosure agreement. To SBI’s Knowledge, no employee (or person performing similar functions) of SBI is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with SBI or any other party. All employees of SBI are employed on an “at will” basis, and are eligible to work and are lawfully employed in the United States. Except as contemplated herein and except as disclosed on Section 4.9.4 of the SBI Disclosure Schedule, no officer or employee has a right to severance benefits or other payouts as a result of the transactions contemplated hereby. Section 4.9.4 of the SBI Disclosure Schedule sets forth the practice of SBI with respect to payment of severance benefits to terminated employees.

4.10 Broker’s Fees. Except as set forth in Section 4.10 of the SBI Disclosure Schedule, neither SBI nor any of its officers or directors has employed any broker, finder or investment banker or incurred any liability for any broker’s fees, financial advisory fees, investment banker’s or finder’s fees in connection with any of the transactions contemplated by this Agreement. There is no obligation to pay a brokers or finders fee under any agreement or arrangement listed on Section 4.10 of the SBI Disclosure Schedule that will not be fully satisfied at Closing or by payments required to be made by Parent at or after Closing pursuant to this Agreement. However, certain indemnification obligations may continue after Closing as specified on Section 4.10 of the SBI Disclosure Schedule.

4.11 Litigation. Except as set forth in Section 4.11 of the SBI Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental agency or authority or arbitration tribunal by which SBI is bound, or to which any of its assets, properties, securities or businesses is subject. Except as set forth in Section 4.11 of the SBI Disclosure Schedule, as of the date hereof there are no actions, suits, claims, legal, administrative or arbitral proceedings or investigations, pending or, to the Knowledge of SBI threatened against SBI or any of its assets or properties.

4.12 Authorizations; Compliance with Laws. SBI holds all authorizations, permits, licenses, variances, exemptions, orders and approvals required by Governmental Entities for the lawful conduct of its business taken as a whole, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party (the “SBI Permits”), except for such authorizations, permits, licenses, variances, exemptions, orders and approvals which the failure to hold, taken together, would not have a Material Adverse Effect. SBI is in compliance with the terms of the SBI Permits except where the failure to be in such compliance will not, taken together, have a Material Adverse Effect. SBI is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, except where the failure to comply would, individually or in the aggregate, not have a Material Adverse Effect. SBI has not received any written notification of any asserted present or past unremedied material failure by SBI to comply with any of such laws, rules, ordinances, decrees or orders.

4.13 Absence of Defaults. SBI is not in default under or in violation of any provision of its Organizational Documents, or in material default or violation of any Material Contract and, to the Knowledge of SBI, no event has occurred which, with notice, lapse of time and/or action by a third party, would constitute or result in such a default or violation, except where such default or violation would not have a Material Adverse Effect.

4.14 Material Contracts. Except as set forth in Section 4.14 of the SBI Disclosure Schedule, as of the date of this Agreement, SBI is not a party to any of the following (the “SBI Material Contracts”). True copies of such SBI Material Contracts, including all amendments and supplements thereto, have been delivered to Parent:

4.14.1 any contract or agreement with any current or former officer, director, or principal stockholder, or any partnership, corporation, limited liability company, joint venture, or other entity with which any such person is an Affiliate requiring payments in excess of $50,000 over the remaining term of the contract;

4.14.2 any contract or agreement with any labor union or association representing any employee;

4.14.3 any indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money or for a line of credit;

4.14.4 any lease, sublease or other agreement pursuant to which it is a lessee of or holds or operates any real or personal property owned by any third party requiring payments in excess of $250,000 over the remaining term of the contract;

4.14.5 any option or other executory agreement or other agreement with remaining obligations thereunder to purchase or acquire any interest in assets or property other than in the ordinary course of business;

4.14.6 any option or other executory agreement or other agreement with remaining obligations thereunder to sell or dispose of any interest in assets or property other than in the ordinary course of business;

4.14.7 any contract or agreement relating to joint ventures or similar arrangements by which the assets, properties, rights, or business is affected;

4.14.8 any license of rights (including use of the name SBI, Razorfish, SBI.Razorfish or any similar name) of or by SBI other than in the ordinary course of business;

4.14.9 any contract or agreement which could reasonably be expected to result in a payment by SBI or to SBI of $50,000 or more other than customer contracts made in the ordinary course of business;

4.14.10 any contract or agreement under which SBI has the obligation to issue or sell any security;

4.14.11 any material contract or agreement under which SBI provides services or sells or distributes products to others, other than customer contracts made in the ordinary course of business;

4.14.12 any employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations and

4.14.13 any Material Contract or Material Customer Contract that contains a noncompetition or exclusivity agreement or other arrangement that would prevent SBI from carrying on its business as currently conducted anywhere in the world or, to the Knowledge of SBI, except for contracts terminable within 90 days or less without any material penalty to SBI or except as such restrictions are immaterial to the business of SBI, Parent and Purchaser, any other contract or agreement that contains such provisions.

4.15 Insurance Policies. True copies of the insurance policies now in effect with respect to the owned and leased real properties, business, employees, officers and directors of SBI and with respect to any SBI Benefit Plan or a fiduciary thereof and the amounts and types of casualties and contingencies insured against thereunder, including all amendments and supplements thereto, have been delivered to Parent. Section 4.15 of the SBI Disclosure Schedule sets forth a true and correct list of all insurance policies maintained by SBI, together with the policy number and coverage limits. SBI maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in SBI’s industry for companies of similar size and financial condition. All insurance policies of SBI are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to SBI and of all Material Contracts and Material Customer Agreements to which SBI is a party. SBI has not been refused any renewal of any insurance policy with respect to its assets or operations in the past three years.

4.16 SBI Intellectual Property. Section 4.16 of the SBI Disclosure Schedule sets forth all material trade names, patents, trademark registrations, service mark registrations, copyright and copyright registrations, software licenses, inventions, trade secrets and all pending applications for and registrations of any of the foregoing, that will be owned by SBI as of the Closing Date (the “SBI Intellectual Property”). Other than as set forth in Section 4.16 of the SBI Disclosure Schedule SBI is the owner of all right, title and interest in and to the SBI Intellectual Property. Other than as set forth in Section 4.16 of the SBI Disclosure Schedule .SBI has, and the Surviving Corporation will continue to have after the Merger, the right to use such SBI Intellectual Property (which, subject to the disclosures in Section 4.16 of the SBI Disclosure Schedule, constitutes all SBI Intellectual Property rights necessary for the conduct of SBI’s business and for servicing the customers of SBI) and, to SBI’s Knowledge, the use thereof by SBI does not violate or infringe the rights of any other person. SBI has not given or received any notice of, any pending conflicts with or infringement of the rights of other with respect to the SBI Intellectual Property or any license of the SBI Intellectual Property and there is currently no actual or, to the Knowledge of SBI, threatened, suit by any third party based on an alleged violation, infringement or breach by SBI. SBI has not entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to the SBI Intellectual Property other than in the ordinary course of business. To the best of its Knowledge, no claims have been asserted by any person with respect to the validity of SBI’s ownership or right to use the SBI Intellectual Property, the SBI Intellectual Property which is material to the business of SBI is valid and enforceable, and SBI has complied, in all material respects, with its obligations relating to the protection of the SBI Intellectual Property which is material to the business of SBI. To the Knowledge of SBI, consummation of the transactions contemplated by this Agreement will not violate or infringe upon any material Intellectual Property rights of any third party and will not result in a breach of any material third-party license to SBI.

4.17 Environmental Matters. Except as set forth in Section 4.17 of the SBI Disclosure Schedule, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) SBI is and has been in compliance with all applicable Environmental Laws; (ii) SBI is not subject to any liability under any Environmental Law; and (iii) SBI has not received any notice from any governmental body alleging that SBI is or may be in violation of, or liable under, any Environmental Law.

4.18 Customers. Section 4.18 of the SBI Disclosure Schedule sets forth a list of the 25 largest customers of SBI (the “Material Customer Contracts”) and the amount of business transacted with such customers during the year ended December 31, 2003 and the four months ended April 30, 2004. Except as provided in Section 4.18 of the SBI Disclosure Schedule, since December 31, 2003 to the date hereof, there has been no termination, cancellation or curtailment of the business relationship of SBI with any customer or group of affiliated customers, and SBI has not received written notice of any such termination, cancellation or curtailment that would have a Material Adverse Effect; provided, that completion or termination of work on a project in accordance with a statement of work or similar agreement will not be considered as a termination, cancellation or curtailment of the business relationship by a customer or group of affiliated customers.

4.19 Labor. Except as set forth in Section 4.19 of the SBI Disclosure Schedule, there are no material labor disputes, employee grievances or disciplinary actions pending or, to SBI’s Knowledge, threatened against or involving SBI or any of its present or former employees, SBI has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours that are material to the business of SBI, and SBI is not engaged in any unfair labor practice and has no liability for any material arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to SBl’s Knowledge, threatened against or affecting SBI, and SBI has not experienced any material work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on SBI. SBI has no Knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of SBI.

4.20 Accounts Receivable. All accounts receivable of SBI reflected in the SBI Most Recent Balance Sheet and the Closing Balance Sheet represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. The bad debt reserves and allowances reflected in the SBI Most Recent Balance Sheet have been recorded in accordance with the requirements of GAAP.

4.21 Insider Interests. Except as set forth in the SBI Disclosure Schedule, (i) no shareholder or officer, director or employee of SBI has any interest (other than as a SBI Stockholder) in any material real property, personal property, technology or intellectual property rights used in or directly pertaining to the business of SBI, including, without limitation, inventions, patents, trademarks or trade names, or in any material agreement, contract, arrangement or obligation relating to SBI, its present or prospective business or its operations; (ii) there are no material agreements, understandings or proposed transactions between SBI and any of its officers, directors, shareholders or affiliates; and (iii) SBI and its officers and directors have no material ownership or management interest in any entity that presently provides any material services, produces and/or sells any material products or product lines, or engages in any material activity that is the same, similar to or competitive with any activity or business in which SBI is now engaged.

4.22 Accounting Controls. SBI maintains systems of internal accounting controls which are sufficient to enable the preparation of its financial statements in accordance with GAAP, and to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (iii) the recorded accounting treatment for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

4.23 Distribution Assets. All of the Distribution Assets (as defined in Section 6.10) are listed on Section 6.10 of the SBI Disclosure Schedule. None of the Distribution Assets are necessary to conduct the business of the Surviving Corporation or are used in servicing the Material Customer Contracts; provided that certain back-office, bookkeeping and other employees of SBI may not remain as employees of the Surviving Corporation. As a result of the disposition of the Distribution Assets, at and after the Effective Time the Surviving Corporation will assume no liabilities (absolute, accrued, contingent or otherwise) associated with the Distribution Assets. The disposition of the Distribution Assets will not violate any fraudulent conveyance, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights. The disposition of the Distribution Assets will be validly authorized by the board of directors of SBI and the SBI Stockholders. The board of directors of SBI will have satisfied their applicable fiduciary duties in approving the disposition of the Distribution Assets and shall provide Parent with a resolution or other satisfactory evidence that, in the opinion of the board, the disposition is fair from a financial point of view to all the SBI Stockholders. SBI has disclosed to the valuation expert which conducted the Appraisal (i) all written offers that SBI, any of the SBI Subsidiaries or any Affiliate thereof, or any person or persons with explicit authority with respect to any of them, has received, within the 1-year period prior to the date hereof, to acquire any of the Distribution Assets or any entity to which the Distribution Assets may be transferred and (ii) all material information regarding any and all communications made by one or more officers, directors or controlling shareholders of SBI, the SBI Subsidiaries or any Affiliate thereof, or any other person or persons with the implicit or explicit permission of any of them, with any person or persons concerning the potential acquisition of or investment in any of the Distribution Assets or any entity to which the Distribution Assets may be transferred

4.24 Full Disclosure. No information provided by SBI to Parent in this Agreement (including, but not limited to, the Financial Statements and all information in the Disclosure SBI Disclosure Schedule and the other exhibits hereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by SBI Pending the Merger. SBI covenants and agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, unless Parent otherwise agrees in writing or as otherwise contemplated by this Agreement, SBI will cause its business to be conducted only in the ordinary course of business. Without limiting the generality of the foregoing, SBI covenants and agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement:

5.1.1 Business Relations. SBI will use its commercially reasonable efforts to (i) preserve intact the business and organization of SBI; (ii) keep available the services of the employees of SBI; (iii) preserve the goodwill of the customers and clients of SBI and others with whom business relationships exist; and (iv) maintain in full force and effect at the same levels of coverage all the currently existing insurance.

5.1.2 Capitalization. SBI will not (i) amend its, or permit the amendment of its Subsidiaries’, Organizational Documents, (ii) split, combine or reclassify any shares of its capital stock; (iii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock or property or any combination thereof with respect to its capital stock, or (iv) enter into any agreement, commitment or arrangement with respect to any of the foregoing. Notwithstanding the foregoing, or any other provision of this Agreement, SBI may sell or otherwise dispose of the Distribution Assets as provided in Section 6.10.

5.1.3 Sell or Purchase Capital Stock; Mergers; Joint Ventures. SBI shall not: (i) issue, authorize the issuance of or sell any additional shares of, or issue, reissue or grant any option, warrant, call, commitment, subscription, stock appreciation right, right to purchase or agreement of any character to acquire any shares of, its capital stock, except for the vesting of SBI Options and the exercise of vested SBI Options; (ii) redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock; (iii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof; (iv) sell or otherwise dispose of any of its assets other than in the ordinary course of business, excluding the sale of immaterial assets of SBI that in the good faith belief of SBI are not necessary to the operation of its business; (v) enter into any joint venture or partnership or acquire majority ownership of any business entity which involves an investment by SBI other than customer contracts made in the ordinary course of business; (vi) incur any indebtedness for borrowed money or guarantee any obligation of a third party other than trade payables in the ordinary course of business; (vii) issue any debt securities; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. Notwithstanding the foregoing, or any other provision of this Agreement, SBI may sell or otherwise dispose of the Distribution Assets as provided in Section 6.10.

5.1.4 Compensation. Except in the ordinary course of business and except as required by existing agreements, SBI shall not grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer or employee, except as set forth in Section 5.1.4 of the SBI Disclosure Schedule or grant any severance or termination pay (other than pursuant to policies or agreements of SBI in effect on the date hereof and previously disclosed in the SBI Disclosure Schedule) to, or enter into any material employment, consulting, compensation, severance, termination or other form of agreement with, any executive officer, director, employee or independent consultant or advisor, whether past, present or future, for SBI. SBI shall not materially increase benefits payable under, or broaden eligibility for, its current severance or termination pay policies, and except as required by applicable Law, regulations or court order SBI shall not adopt, enter into or amend to increase the benefits payable under, or broaden eligibility for, any SBI Benefit Plan.

5.1.5 Books and Records. SBI shall maintain its books, accounts and records in accordance with GAAP applied on a basis consistent with the SBI Most Recent Balance Sheet. SBI shall not make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP.

5.1.6 Capital Expenditures. Without the prior consent of Parent, which consent shall not be unreasonably withheld, SBI shall not make any capital expenditures in excess of $50,000 in the aggregate per calendar quarter.

5.1.7 No Alternative Transactions. Unless this Agreement shall have been terminated in accordance with its terms, SBI shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, SBI or any business combination with SBI (an “Acquisition Proposal”), or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. SBI shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact. SBI agrees not to release any third party from, or waive any provision of, any confidentiality or standstill (e.g., agreement not to invest in or seek change of control of SBI) agreement to which SBI is a party. Notwithstanding the foregoing, provided that there has been no breach of this Section 5.1.7, SBI’s Board of Directors is not prohibited by this Section 5.1.7 from considering, negotiating and providing information and disclosure in respect of SBI if the Board of Directors determines in good faith (after consultation with their outside legal and financial advisors, after appropriately considering all relevant factors and after determining that the Board of Directors of SBI must do so in order to discharge properly its fiduciary duties) that an Acquisition Proposal is, or is reasonably likely to result in, a “SBI Superior Proposal”; provided:

(A) SBI promptly (and in any event at least one business day prior to taking any such action) notifies Parent orally and in writing of the identity of a third party to whom it is providing information or with whom it is discussing or negotiating;

(B) SBI receives from such third party an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of SBI which are no less favorable to SBI than the confidentiality agreement executed with Parent;

(C) contemporaneously with furnishing any such nonpublic information to such third party, SBI furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by SBI to Parent); and

(D) SBI does not submit such proposal for approval of the SBI Stockholders unless the financing for such SBI Superior Proposal has been unconditionally committed and such SBI Superior Proposal does not contain a due diligence condition.

A “SBI Superior Proposal” means any acquisition proposal: (A) where (i) more than 50% of the then outstanding SBI Shares would be transferred; (ii) an amount of SBI Shares equal to more than 100% of the then outstanding SBI Shares would be issued; (iii) the holders of SBI Shares would receive a number of securities in a surviving entity representing less than 50% of the voting power in such entity; or (iv) all or substantially all of the assets of SBI would be transferred, and (B) on terms which the Board of Directors of SBI determine in its good faith judgment (after consulting with advisors) to be more favorable from a financial point of view to the SBI Stockholders than the Merger.

5.1.8 Shareholder Approval. SBI will seek the approval at a special meeting of shareholders or the written consent of the shareholders at the earliest practicable date approving this Agreement, the Merger and related matters, which approval will be recommended by the Board of Directors of SBI. SBI’s Board of Directors shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify), in any manner adverse to Parent or Purchaser, its recommendation to SBl’s shareholders of the approval of the Merger and this Agreement (a “Change in Recommendation”). Notwithstanding the foregoing, provided that there has been no breach of Sections 5.1.7 and 5.1.8, SBl’s Board of Directors is not prohibited by Sections 5.1.7 or 5.1.8 from effecting a Change in Recommendation, provided that SBI has received an unsolicited bona fide written Acquisition Proposal and SBl’s Board of Directors determines in good faith (after consultation with their outside legal and financial advisors, after appropriately considering all relevant factors and after determining that the Board of Directors of SBI must do so in order to discharge properly its fiduciary duties) that such Acquisition Proposal would, if consummated in accordance with its terms (but taking into account the risk of non-completion), result in a SBI Superior Proposal, and provided further that SBI will not effect a Change in Recommendation relating to a SBI Superior Proposal without first providing Parent not less than three business days prior written notice of any such Change in Recommendation. If Parent and Purchaser agree to amend the transaction contemplated by this agreement (an “Amended Transaction” within such three business day period such that in the good faith determination of the Board of Directors of SBI in the exercise of their fiduciary duties, the Amended Transaction, if consummated, is reasonably likely to result in a transaction which is as favorable from a financial point of view to the stockholders of SBI as the SBI Superior Proposal (taking into account all of the terms, conditions and aspects of such Amended Transaction and SBI Superior Proposal), SBI will not effect the Change in Recommendation, and will agree to the Amended Transaction. Nothing in this Section 5.1.8 shall (x) permit SBI to terminate this Agreement (except as specifically provided in Article VIII) or (y) affect any other obligation of SBI under this Agreement. SBI shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger or an SBI Superior Proposal. In connection with the special meeting of shareholders or the written consent of shares described herein, SBI shall provide to the SBI Stockholders all disclosures required by Utah law in the manner proscribed by Utah law.

5.1.9 Tax. Except with respect to the IRS Liability which will not be settled without the consent of Parent, such consent not to be unreasonably withheld, SBI shall not make or change any election with respect to Taxes, adopt or change any method of accounting with respect to Taxes, file any amended Return, surrender any right to a claim for Taxes, or enter into any binding agreement or arrangement with the Internal Revenue Service (or any other Tax authority), or consent to any extensions or waiver of the limitation period applicable to any Tax claim or assessment.

5.2 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, unless SBI otherwise agrees in writing or as otherwise contemplated by this Agreement, Parent will cause its business to be conducted only in the ordinary course of business, and will not engage in any business or activity, or enter into any agreement, that will make it difficult or impossible to complete the Merger or to carry out its obligations under this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access and Information. Parent and SBI each hereby covenants and agrees that it will afford to the other, and the others authorized representatives, full access during normal business hours throughout the period prior to the Effective Time to all of its properties upon reasonable prior notice and shall use reasonable efforts to make its directors, management, other employees and authorized representatives available to confer with the other, and the others authorized representatives (upon reasonable notice) and, during such period, Parent and SBI each will (i) make available all of its records relating to its assets, properties, operations, obligations and liabilities, including but not limited to, all books of account (including the general ledger), tax records and returns, minute books of directors’, committees’ and stockholders’ meetings, Organizational Documents, Material Contracts, filings with and communications from any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects as the other may from time to time reasonably request, and (ii) promptly furnish to the other all other information concerning its business, properties and personnel as the other may reasonably request provided that the provision of such materials does not require the expenditure of a significant amount or money by the party providing such information and materials. Throughout the period prior to the Effective Time, Parent and SBI each will cause one or more of its designated representatives to be available to confer on a regular and frequent basis with representatives of the other and to report the general status of its ongoing operations.

6.2 Registration Statement. Parent agrees that after the Effective Date it will cause Parent Stock issuable upon conversion of the Convertible Notes, to be registered at such times and in such manner as are set forth in an Investors Rights Agreement, the material terms of which are attached hereto as Exhibit B (the “Investors Rights Agreement”). Parent further agrees that it will use its best efforts to file in a timely manner all forms, reports and other documents that it is required to file with the SEC pursuant to the provisions of the Securities Act and the Exchange Act in order for Parent to continue to be qualified to register its securities on Form S-3 (or its successor form).

6.3 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including using its commercially reasonable best efforts to obtain all required consents, approvals, waivers, exemptions, amendments and authorizations, give all notices, and make or effect all filings, registrations, applications, designations and declarations; and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. SBI and Parent each will make commercially reasonable efforts to conduct its business so that its representations and warranties shall be true and correct at the Effective Time (except those representations and warranties which are expressly limited to some other date, except those affected by actions contemplated or permitted hereby and except those waived pursuant to Section 6.5) with the same force and effect as if such representations and warranties were made anew at and as of the Effective Time. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit, or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement. Each party shall give prompt written notice to the other of (i) the occurrence or failure to occur of any event which occurrence or failure has caused or could reasonably be expected to cause any representation or warranty of SBI or Parent as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article V and (ii) any failure of SBI or Parent as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.4 Publicity. Subject to compliance with applicable Laws, so long as this Agreement is in effect, neither SBI nor Parent will, prior to the Effective Time, issue, or permit to be issued any press release or other announcement or public disclosure of matters related to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any applicable listing agreement of Parent. To the extent disclosure is required, the parties agree to consult with each other and give to each other the opportunity to review and comment on any such disclosure. SBI acknowledges and agrees that the disclosure of this Agreement and the transactions contemplated hereby by Parent (i) in connection with a financing by Parent used to raise funds to substitute cash for Convertible Notes as contemplated by Section 1.7.1.3 hereof or (ii) on a Form 8-K filed with the Securities and Exchange Commission at any time after the date hereof, in a customary press release or on a customary analyst call will not be violation of this Section 6.4.

6.5 Directors and Officers Indemnification and Insurance.

6.5.1 Bylaws Indemnification Provision. The Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Bylaws of SBI, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of SBI, unless such modification shall be required by law.

6.5.2 Indemnification. Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law to indemnify, defend and hold harmless, each present and former director, officer or employee of SBI or any SBI Subsidiary, other than the SBI Subsidiaries that are included in the Distribution Assets (collectively, the “SBI Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated herein or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in SBI Organizational Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the SBI Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving

Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The SBI Indemnified Parties as a group may retain only one law firm (plus local counsel, if applicable) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more SBI Indemnified Parties, in which case each SBI Indemnified Party with respect to whom such a conflict exists (or group of such SBI Indemnified Parties who among them have no such conflict) may retain one separate law firm.

6.5.3 Insurance. The Surviving Corporation shall maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by SBI (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially similar) with respect to matters occurring prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the premium paid by SBI for such insurance as of the date of this Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 200% of such per annum rate as of the date of this Agreement. The parties agree to mutually cooperate with respect to providing information and other matter in response to any claims made under insurance coverage subsequent to the Closing that is based on acts prior to the Closing.

6.5.4 Successors. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

6.6 SBI Options.

6.6.1 Acceleration and Vesting. Pursuant to the plan administrator’s authority under SBI’s 1998 Stock Option Plan (the “SBI Option Plan”) and/or applicable SBI Option Agreements, as soon as practicable following the date of this Agreement, SBI’s Board of Directors or any committee administering the SBI Option Plan will adopt such resolutions or take such other actions as may be required or appropriate in the sole discretion of SBI to provide that, immediately prior to the Effective Time, each unexercised and outstanding SBI Option will fully vest and become exercisable.

6.6.2 SBI Option Payments. As provided in Section 1.8, each unexercised and outstanding SBI Option shall be canceled without any action on the part of the holder thereof at the Effective Time. The holder of each In The Money SBI Option so cancelled shall thereupon become entitled to receive from Parent an amount, payable in cash only, equal to the Option Spread Payment, and thereafter all rights of such holder associated with the SBI Option shall be terminated and canceled. Prior to the Effective Date, SBI shall provide written notice to the holders of unexercised and outstanding SBI Options regarding the possible cancellation of SBI Options (as a result of the Merger) and the possible receipt of an Option Spread Payment. Parent will make any such payments promptly following the Effective Time.

6.6.3 Termination of SBI Option Plan, SBI Options and SBI Option Agreements. As of the Effective Time, the SBI Option Plan will terminate. At and after the Effective Time, no person will have any right under SBI Options (including the warrants held by Madeleine LLC) or the SBI Option Plan or any SBI Option Agreements with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the Option Spread Payment.

6.7 Compensation of SBI Employees. During the period commencing on the Closing Date and ending on the first anniversary thereof, Parent will provide (or will cause the Surviving Corporation to provide) employees that were employees of SBI immediately prior to the Closing and who become (and remain) employees of Parent or any of its Subsidiaries (“SBI Employees”) with salary equivalent to that provided by SBI to such employees immediately prior to the Closing, and with benefits under the employee benefit plans of Parent that are not materially less favorable in the aggregate than those provided by Parent to similarly situated employees of Parent and its Subsidiaries. For purposes of eligibility and vesting under such employee benefit plans, Parent will recognize (or cause to be recognized) service with SBI and any predecessor entities. In addition, Parent will use commercially reasonable efforts to cause the relevant insurer to (i) waive (with respect to SBI Employees) any preexisting condition limitations under any medical plan extended by Parent to SBI Employees, but only to the extent such SBI Employees had coverage for such condition under a similar SBI Benefit Plan, and (ii) credit any deductibles and out-of-pocket expenses that are applicable and/or covered under its medical or dental plans that are incurred by SBI Employees and their spouses and dependents during the portion of the calendar year prior to participation in such medical and dental plans. The provisions of this Section will not create in any SBI Employee any rights to employment or continued employment with Parent or any of its Subsidiaries, or limit or otherwise affect the right of Parent or any of its Subsidiaries (including the Surviving Corporation) to terminate the employment or change the place of work, responsibilities, status or description of any employee or group of employees.

6.8 Severance Payments to SBI Officers and Employees. In connection with the Merger, SBI will incur severance obligations to its officers and employees pursuant to the agreements and arrangements and in the amounts set forth on Section 4.9.4 of the SBI Disclosure Schedule. Parent agrees that at the dates indicated on Section 4.9.4 of the SBI Disclosure Schedule it will cause payments (less any amounts as are required to be deducted and withheld under the Code or any provision of state, local or foreign law in connection with such payment) to be made to such officers and employees in the respective amounts set forth on Section 4.9.4 of the SBI Disclosure Schedule. It shall be a condition to the receipt of such severance payments that the employee sign a release of claims in a form reasonably acceptable to Parent.

6.9 HSR Act Filing. To the extent required by the HSR Act, within five (5) business days following the execution of this Agreement, each of Parent and SBI will file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its respective reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act, and will take all further actions and make all further filings pursuant to the HSR Act that may be necessary, proper or advisable.

6.10 Disposition of Distribution Assets. It is the understanding and intention of the parties that prior to the Closing SBI shall sell, transfer or otherwise dispose of the capital stock, assets and businesses that are described on Section 6.10 of the SBI Disclosure Schedule (the “Distribution Assets”). No changes or adjustments shall be made to the Merger Consideration as a result of the disposition of the Distribution Assets. At least ten (10) days before the scheduled Closing Date, SBI shall provide to Parent (i) a schedule (the “Taxable Income/Loss Schedule”), which shall be in a form and substance reasonably satisfactory to Parent, computing the estimated federal taxable income (or loss) of the SBI Affiliated Group for the Taxable period ended on the Closing Date and (ii) all material workpapers in connection with the preparation of the Taxable Income/Loss Schedule.

6.11 Termination of 401(k) Plans. SBI agrees to terminate or cause the termination of the SBI Holdings Inc. and Subsidiaries 401(k) Retirement Savings Plan and the Razorfish 401(k) Plan (collectively, the “SBI 401(k) Plans”), unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing SBI with written notice of such election at least five (5) days prior to Closing Date. Unless Parent provides such notice to SBI, SBI shall provide Parent with evidence satisfactory to Parent that the SBI 401(k) Plans have been terminated pursuant to resolutions adopted by the appropriate corporate body or bodies (the form and substance of such resolutions shall be subject to advance review and approval by Parent), effective not later than the day immediately preceding the Closing Date; provided, however, that SBI shall not be under any obligation to cause the distribution of the SBI 401(k) Plan’s assets on or prior to the Closing Date, to obtain a determination letter from the IRS or to take any other action with respect to the winding up of the SBI 401(k) Plans prior to the Effective Time.

6.12 Intercompany Agreements. Notwithstanding anything to the contrary herein, SBI covenants and agrees that, prior to the Closing Date, SBI will enter into, and will take all action necessary to cause one or more of its subsidiaries and any entity that is formed in connection with the disposition of the Distribution Assets (as contemplated herein) to enter into, one or more intercompany agreements with Parent (including without limitation, a transitional services agreement having the key terms set forth in Exhibit 7.1.9 and tax sharing agreement having the key terms set forth in Exhibit 6.12) as of the date hereof (but expressly contingent upon Closing of the Merger); provided that any such agreement shall be subject to the review and approval by Parent (which approval shall not be unreasonably withheld).

6.13 Tax Election. Parent agrees that it will not, and will not cause or permit SBI or any Subsidiary to, file an election under Section 338 of the Code with respect to the Merger.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions, except, to the extent permitted by applicable Law, as such condition may be waived in writing pursuant to Section 8.5 by the joint action of Parent and SBI:

7.1.1 Approval of SBI Stockholders. SBI shall have obtained all approvals of holders of SBI Shares necessary to approve the Merger, this Agreement and all the transactions contemplated hereby to the extent required by the Utah Act and the SBI Organizational Documents.

7.1.2 Injunction; Compliance With Law. No preliminary or permanent injunction or other order by any foreign court having appropriate jurisdiction or of any federal or state court preventing consummation of the Merger having been issued and continuing in effect, and the Merger and the other transactions contemplated hereby not being prohibited under any applicable Law.

7.1.3 Legal Proceedings. No Law or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger.

7.1.4 Blue Sky Approvals. Parent shall have received all state securities and “blue sky” permits and approvals, if any, necessary to consummate the Merger and the issuance of the Convertible Notes to the SBI Stockholders following the Effective Date.

7.1.5 Stock Exchange Listing. The Parent Stock issuable upon conversion of the Convertible Notes shall have been authorized for listing on the Nasdaq National Market upon official notice of Issuance.

7.1.6 HSR Act Compliance. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.1.7 Severance Payments. The severance payment referred to in Section 6.8 shall have been made by Parent.

7.1.8 Disposition of Distribution Assets. The disposition by SBI of the Distribution Assets shall have been completed in substantially the manner described on Exhibit 7.1.8, and the proceeds of such disposition shall have been distributed to the SBI Stockholders.

7.1.9 Transition Services Agreement. The parties shall have entered into a transition services agreement having the key terms set forth on Exhibit 7.1.9.

7.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be subject to the satisfaction or waiver by Parent prior to the Effective Date of the following additional conditions:

7.2.1 Representations True and Correct. The representations and warranties of SBI set forth in this Agreement (i) shall be true and correct in all material respects on the date hereof except as contemplated or permitted by this Agreement and except that any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition and (ii) shall be true and correct at the Closing Date as if made at and as of such time, except as contemplated or permitted by this Agreement and except that any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition, provided, however, that this Section 7.2.1(ii) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct at the Closing Date unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of SBI by an executive officer of SBI to such effect.

7.2.2 Performance by SBI. SBI shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed at or prior to the Closing. Parent shall have received a certificate signed on behalf of SBI by an executive officer of SBI to such effect.

7.2.3 No Material Adverse Effect. No event shall have occurred which has caused, or is reasonably likely to cause, a Material Adverse Effect on SBI. Parent shall have received a certificate signed on behalf of SBI by an executive officer of SBI to such effect.

7.2.4 Opinion of Counsel for SBI. Parent shall have received the opinion letter of Parr Waddoups Brown Gee & Loveless, counsel for SBI, dated the Closing Date, substantially in the form of Exhibit 7.2.4.

7.2.5 Approvals and Consents. The approvals and consents listed on Exhibit 7.2.5 shall have been received.

7.2.6 Section 280G Matters. Either (i) any contract, agreement, plan or arrangement, including the transactions contemplated by this Agreement, to which SBI or any of the SBI Subsidiaries is a party that would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to the Section 280G of the Code shall have been approved by the SBI Stockholders in accordance with the requirements of Section 280(G)(b)(5)(B) and the Treasury Regulations promulgated thereunder, or (ii) any “disqualified individuals” as defined in Section 280G shall have agreed to forfeit any payments that would otherwise be non-deductible if such approval of the Stockholders is not so obtained.

7.2.7 Resignation of Officers and Directors. All persons holding the position of a director or officer (or comparable position) of SBI, SBI Group Inc. and Razorfish, Inc. immediately prior to the Effective Time, will have resigned in writing from such positions effective as of the Effective Time.

7.2.8 No Dissenter Rights Exercised Greater Than 10% of SBI Shares. Holders of not more than 10% of the outstanding SBI Shares shall have not voted in favor of the Merger or not consented thereto in writing and shall have delivered before the Effective Time timely written notice of such holders’ intent to demand payment as dissenting shareholders for such shares in accordance with Utah Law.

7.2.9 Investors Rights Agreement. The SBI Representative and the other parties thereto shall have duly executed and delivered the Investors Rights Agreement to Parent.

7.2.10 Secretary’s Certificate. Parent shall have received a certificate of the Secretary of SBI, in form and substance customary for transactions of the type contemplated hereby, as to the authenticity and effectiveness of the actions of the Board of Directors and SBI Stockholders authorizing the Merger and the transactions contemplated by this Agreement.

7.2.11. Capitalization Spreadsheet. Parent shall have received from SBI a spreadsheet (the “Spreadsheet”) which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following true and correct factual information relating to holders of SBI Shares and SBI Options: (i) the names of all SBI’s shareholders, optionholders and warrantholders; (ii) the number and kind of shares of SBI Shares held by, or subject to SBI Options held by, such persons and, in the case of SBI Shares, the respective certificate numbers; and (iii) the exercise price per share in effect for each SBI Option immediately prior to the Effective Time.

7.2.12 Termination of Certain Agreements. The agreements listed on Section 4.2.2(iv) of the SBI Disclosure Schedule hereto shall have been terminated by the parties thereto, as of the Effective Time.

7.2.13 FIRPTA Certificate. Parent shall have received from SBI, pursuant to Section 1445 of the Code, a Non-USRPI Certificate in substantially the form attached hereto as Exhibit 7.2.13.

7.2.14 Closing Balance Sheet. SBI shall have delivered to Parent the Closing Balance Sheet.

7.2.15 Taxable Income/Loss Schedule and Tax Reserves Schedule. SBI shall have delivered the Taxable Income/Loss Schedule required by Section 6.10 and the Tax Reserves Schedule required by Section 4.8.1.

7.2.16 Status of SBI Stockholders. The number of SBI Stockholders who are not “accredited investors” as defined under Regulation D under the Securities Act shall not be greater than 35.

7.3 Conditions to Obligations of SBI. The obligations of SBI to effect the Merger shall be subject to the satisfaction or waiver by SBI prior to the Effective Date of the following additional conditions:

7.3.1 Representations True and Correct. The representations and warranties of Parent set forth in this Agreement (i) shall be true and correct in all material respects on the date hereof except as contemplated or permitted by this Agreement and except that any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition and (ii) shall be true and correct at the Closing Date as if made at and as of such time, except as contemplated or permitted by this Agreement and except that any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition; provided, however, that this Section 7.3.1(ii) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct at the Closing Date unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect. SBI shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

7.3.2 Performance by Parent. Parent shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed at or prior to the Closing.

7.3.3 No Material Adverse Effect. No event shall have occurred which has caused, or is reasonably likely to cause, a Material Adverse Effect on Parent.

7.3.4 Investors Rights Agreement. Parent shall have duly executed and delivered the Investors Rights Agreement to SBI.

ARTICLE VIII

TERMINATION AND WAIVER; INDEMNIFICATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by SBI Stockholders:

8.1.1 By Mutual Agreement. By mutual written agreement of Parent and SBI.

8.1.2 By Parent or SBI. By either Parent or SBI, if:

8.1.2.1 the Merger has not occurred by August 15, 2004 (the “Outside Date”), provided that the party seeking to terminate this Agreement pursuant to this clause has not breached in any material respect its obligations under this Agreement in any manner that has contributed to the failure of the Merger to be completed on or before the Outside Date; or

8.1.2.2 there is any Law that prohibits or makes the consummation of the Merger illegal, or if an order, decree, ruling, judgment or injunction has been entered by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling, judgment or injunction has become final and nonappealable;

8.1.2.3 the SBI Stockholders fail to approve the Merger either by written consent or upon the taking of a vote at the SBI stockholder meeting; or

8.1.2.4 the Voting Termination Event (as defined in the Voting and Option Agreement, dated the date hereof, between Parent and Madeleine L.L.C., and certain beneficial owners of equity of the Company (the “Voting Agreement”)), shall have occurred pursuant Section X of the Voting Agreement.

8.1.3 By SBI. By SBI prior to the consummation of the Merger if: (i) the representations and warranties of Parent contained in this Agreement fail to be true and correct in any material respect either (A) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (B) as to all other representations and warranties, as of the date of determination, provided, however, that SBI may not terminate this Agreement pursuant to this clause (i) unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect or (ii) Parent or Purchaser materially breaches or materially fails to perform its covenants and other agreements contained herein; provided, that with respect to the foregoing clauses (i) and (ii), such breach or failure cannot be or has not been cured in all material respects within ten days after SBI’s written notice thereof to Parent.

8.1.4 By Parent. By Parent prior to the consummation of the Merger if (i) the representations and warranties of SBI contained in Article IV of this Agreement fail to be true and correct in any material respect (or if the representation or warranty already is qualified as to materiality, shall fail to be true and correct as so qualified) either (A) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (B) as to all other representations and warranties, as of the date of determination, provided, however, that Parent may not terminate this Agreement pursuant to this clause (i) unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect, (ii) SBI materially breaches or materially fails to perform its covenants and other agreements contained herein, (iii) SBI’s Board of Directors shall have (A) failed to recommend the approval and adoption of this Agreement and the Merger to SBI’s stockholders, (B) withdrawn its recommendation, (C) modified or qualified, in any manner adverse to Parent or Purchaser, its recommendation, (D) failed to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal or (E) the Board of Directors of SBI shall have approved or recommended any Acquisition Proposal, (iv) SBI shall have failed to comply in any material respect with the provisions of Sections 5.1.7 or 5.1.8 of this Agreement; provided further that, with respect to the foregoing clauses (i) and (ii), such breach or failure cannot be or has not been cured in all material respects within ten days after Parent’s written notice thereof to SBI.

8.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 8.1 above, except as set forth in this Section 8.2, all rights and obligations of the parties hereunder will terminate without any liability of any party to any other party, except for any liability of any party then in breach, provided that the provisions of this Article VIII and Article IX will remain in full force and effect and survive any termination of this Agreement.

8.2.1 Payment to Parent. If Parent terminates this Agreement pursuant to Section 8.1.4(i) or (ii), then SBI shall reimburse Parent up to an aggregate of $1,000,000 for Parent’s reasonable documented out-of-pocket expenses in connection with the transactions contemplated by this Agreement. If (i) Parent terminates this Agreement pursuant to Section 8.1.4(iii), (ii) SBI has effected a Change in Recommendation and Parent or SBI terminates this Agreement pursuant to Section 8.1.2.3 or Section 8.1.2.4, or (iii) Parent or SBI terminate this Agreement pursuant to Section 8.1.2.3 and an Acquisition Proposal is publicly announced or made to the stockholders of SBI within nine (9) months after such termination and such Acquisition Proposal is ultimately completed, SBI shall pay, or cause to be paid to Parent, within five business days of the time of the earlier of (i) the execution by SBI of a definitive agreement related to such Acquisition Proposal or (ii) completion of such Acquisition Proposal, an amount in immediately available funds equal to $4,800,000 plus up to $1,000,000 of reasonable documented out-of-pocket expenses directly related to the Merger.

8.2.2 Payment to SBI. If (i) SBI terminates this Agreement pursuant to Section 8.1.3(i) or (ii) and (ii) Parent has not provided written notice to SBI of its intention to substitute cash for the Note Consideration as provided in Section 1.7.1.3, then Parent shall reimburse SBI up to an aggregate of $1,000,000 for SBI’s reasonable documented out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

8.2.3. Liquidated Damages. The parties hereby agree and acknowledge that the amounts payable pursuant to Section 8.2 will constitute liquidated damages and not a penalty and will be the sole and exclusive remedy for any loss, liability, damage or claim arising out of or related to any termination of this Agreement on the bases specified in this Article VIII.

8.3 Fees and Expenses. Except as set forth in Section 8.2, all fees and expenses incurred in connection with the transactions contemplated hereby will be paid by the party incurring such expenses if the Merger is not consummated, and by the Surviving Corporation if the Merger is consummated; provided, however, that the completion bonuses approved by the Board of Directors of SBI and the legal and accounting fees, brokers fee and the fees of William Blair and Co. incurred by SBI in connection with this Agreement and the transactions contemplated hereby that are not paid by SBI prior to the Closing shall reduce the aggregate Cash Consideration (or the Aggregate Merger Consideration in the event cash is substituted for Convertible Notes pursuant to Section 1.7.1.3) and the Option Base Amount by the full amount of such fees and expenses; provided that, the amount of such reduction shall be offset by any amounts paid by SBI prior to the Closing with respect to Parent’s obligation under Section 6.5.3 (provided that no such amounts shall be paid by SBI without the consent of Parent, which will not be unreasonably withheld); and provided, further, should any action be brought hereunder, the attorneys’ fees and expenses of the prevailing party shall be paid by the other party to such action. SBI shall deliver to Parent at Closing a certificate detailing the amount of the unpaid fees and expenses that reduce the aggregate Cash Consideration and the Option Base Amount. Parent agrees that at the Closing it will cause payments (less any amounts as are required to be deducted and withheld under the Code or any provision of state, local or foreign law in connection with such payment) to be made to the persons and in the respective amounts set forth on the certificate delivered by Parent at the Closing.

8.4 Waiver. At any time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) except as prohibited by law, waive compliance with any of the agreements or conditions contained herein that are for the benefit of such party or its stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

8.5 Indemnification.

8.5.1 Survival of Representations and Warranties. All of the representations and warranties of SBI and Parent contained in this Agreement shall survive the Closing and continue in full force and effect until one year following the Closing Date (the “Survival Period”).

8.5.2 Indemnification Provisions for Benefit of Parent.

8.5.2.1 Subject to the limitations set forth in this Article VIII, from and after the Closing, the Parent, Purchaser, the Surviving Corporation, their officers, directors and affiliates (the “Parent Indemnified Parties”) shall be indemnified and held harmless from and against, and shall be reimbursed solely through the Indemnity Escrow for the following liabilities and Losses (the “Indemnified Losses”):

(i) any and all Losses arising out of any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by SBI in this Agreement, together with the SBI Disclosure Schedules, or in any document required to be delivered pursuant to this Agreement by SBI;

(ii) any and all Losses arising out of any failure by SBI to perform or comply, in whole or in part, with any covenant or agreement in this Agreement;

(iii) all liability for Taxes of SBI or any of the SBI Subsidiaries assessed during or attributable to any taxable period ending on or prior to the Closing Date (and for any taxable period beginning before the Closing Date and ending after the Closing Date, the portion ending on the Closing Date) to the extent such Taxes exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth as a current liability on the face of the Final Closing Balance Sheet (rather than in any notes thereto);

(iv) any liability for Taxes of SBI or any of the SBI Subsidiaries resulting from the transactions contemplated by this Agreement, including without limitation any Taxes resulting from the disposition of the Distribution Assets contemplated in Section 6.10 hereof to the extent such Taxes exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth as a current liability on the face of the Final Closing Balance Sheet;

(v) any Loss resulting from a claim, demand, cause of action, suit, proceeding, hearing or investigation by any person or entity relating to SBI’s operations on or before the Closing Date; provided, that no indemnification shall be available with respect to such claims, demands, causes of actions, suits, proceedings, hearings and investigations disclosed on Section 4.11 of the SBI Disclosure Schedule (the “Disclosed Litigation Claims”) unless the aggregate amount of Losses from such Disclosed Litigation Claims exceeds the amount reserved for such Disclosed Litigation Claims as a current liability on the face of the Final Closing Balance Sheet;

(vi) any Loss with respect to any of the matters related to the SBI Benefit Plans disclosed on Section 4.9.3 of the SBI Disclosure Schedule where such Loss is in excess of any reserve established or otherwise reflected for such matter as a current liability on the face of the Final Closing Balance Sheet;

(vii) those expenses of SBI incurred in connection with the transactions contemplated hereby that are not deducted from the Aggregate Merger Consideration as set forth in Sections 1.7.1 and 8.3 hereof ;

(viii) without limiting the generality of the foregoing, the Razorfish payroll tax accrual (the “IRS Liability”) and any Losses arising out of or related thereto in excess of the carrying balance of the IRS Liability as accounted for on the face of the Final Closing Balance Sheet; or

(ix) the downward adjustment to the Aggregate Merger Consideration, if any, contemplated by Section 1.7.2.4.

For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period through and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. For purposes of Sections 8.5.2.1(iii) and (iv) above, to the extent permitted under applicable law, the liability (if any) of SBI or its Subsidiaries for U.S. federal, state or local income Taxes shall be computed on a consolidated or combined return basis and shall be calculated after applying all available consolidated or combined net operating loss and capital loss carryovers so as to minimize any such income Tax liability.

8.5.2.2 The Parent Indemnified Parties shall be indemnified solely through the Indemnity Escrow; provided, however, that the Parent Indemnified Parties shall not be indemnified from and against any Losses until the Parent Indemnified Parties have suffered, in the aggregate, Losses by reason of all such breaches in excess of $750,000 (the “Threshold”) (at which point the Parent Indemnified Parties shall be indemnified, solely through the Indemnity Escrow, from and against all such Losses in excess of the Threshold). Notwithstanding the foregoing, in each instance the Parent Indemnified Parties shall be indemnified solely through the Indemnity Escrow without regard to the Threshold for (i) Losses related to Disclosed Litigation Claims in excess of the litigation reserves established or otherwise reflected on the Final Closing Balance Sheet, (ii) Losses related to or arising out of a breach of Section 4.9.3 and Losses related to any matters reflected on Section 4.9.3 of the SBI Disclosure Schedule where such Loss is in excess of the amount reserved for such matter on the Final Closing Balance Sheet, (iii) income taxes with respect to the disposition of the Distribution Assets in excess of the Tax reserves established or otherwise reflected on the Final Closing Balance Sheet, (iv) Losses related to third party claims made with respect to the disposition of the Distribution Assets, (v) Losses related to or arising out of the IRS Liability in excess of the Carrying Amount; and (vi) the downward adjustment to the Aggregate Merger Consideration, if any, contemplated by Section 1.7.2.4. Up to $500,000 of the reasonable costs and expenses of the SBI Representative shall be paid in cash out of the Indemnity Escrow, as provided in Section 8.5.8. All cash and Convertible Notes remaining in the Indemnity Escrow upon expiration of the Survival Period shall be disbursed to the SBI Stockholders on a pro rata basis; provided, that Convertible Notes shall be disbursed only to the former holders of the Series B Shares. A Parent Indemnified Party shall not be entitled to be reimbursed with respect to any claims made by the Parent Indemnified Party after the expiration of the Survival Period, except that indemnity may be sought after the expiration of the Survival Period (i) if a Claim Notice (as defined in Section 8.5.4) shall have been delivered to the SBI Representative prior to the expiration of such time period, in which case the amount specified in the Claim Notice shall remain subject to the Indemnity Escrow and (ii) if Parent reasonably believes in good faith that there are potential Indemnified Losses that are likely to result in actual Indemnified Losses and prior to the expiration of the Survival Period provides notice to the Shareholder Representative (the “Reserve Amount Notice”) setting forth the estimated amount of such potential Indemnified Losses (the “Reserve Amount”) and the facts and circumstances on which such Reserve Amount is based, in which case the Reserve Amount shall remain subject to the Indemnity Escrow until such potential Indemnified Losses are in the reasonable belief of Parent no longer likely to result in an actual Indemnified Loss. If the potential Indemnified Loss for which Parent has identified a Reserve Amount results in an actual Indemnified Loss, such Loss shall be deemed to have occurred during the Survival Period. The SBI Representative may dispute any Reserve Amount contained in the Reserve Amount Notice provided, however, that the SBI Representative shall have notified Parent in writing of each disputed item, specifying the amount thereof in dispute, the calculation of the disputed amount and setting forth, in reasonable detail, the basis for such dispute, within 30 calendar days of the SBI Representative’s receipt of the Reserve Amount Notice.. The SBI Representative shall be deemed to have agreed with all other items and amounts contained in the Reserve Amount Notice In the event of such a dispute, Parent and the SBI Representative shall attempt in good faith to reconcile their differences. If Parent and the SBI Representative are unable to reach a resolution within 30 calendar days after receipt by Parent of the SBI Representative’s written notice of dispute, Parent and the SBI Representative shall submit the items remaining in dispute for resolution to an independent expert of national reputation as may be mutually acceptable to Parent and the SBI Representative (who shall not, unless otherwise acceptable to the parties, have any material relationship with Parent, SBI, the SBI Representative or the SBI Shareholders) (the “Independent Expert”), which shall, within 60 calendar days of such submission, determine and report to Parent and the SBI Representative upon such remaining disputed items, and such report shall be final, binding and conclusive on Parent and the SBI Shareholders. The fees and disbursements of the Independent Expert shall be paid by Parent; provided however, that if the Independent Expert shall determine that Reserve Amounts are reasonable or if the Independent Expert determines that the net total variance of all items disputed by the SBI Representative is at least 90% of the amount calculated by Parent in the Reserve Amount Notice, then such fees and disbursements of the Independent Expert shall be paid out of the Indemnity Escrow.

8.5.3 Indemnity Escrow. The “Holdback” shall consist of $10,700,000 of the Aggregate Merger Consideration to be deposited in escrow at Closing with an escrow agent reasonably acceptable to SBI and Parent, and pursuant to an escrow agreement that is reasonably acceptable to SBI and Parent (the “Indemnity Escrow”). The Parent Indemnified Parties shall be paid, compensated or otherwise reimbursed solely through and from the Indemnity Escrow. Notwithstanding the foregoing, nothing contained in this Agreement, including this Section 8.5, shall be construed to limit any rights of the Parent Indemnified Parties for full indemnification or otherwise against any SBI Stockholder severally with respect to the failure of such SBI Stockholder to have good, valid and marketable title to any SBI Shares held by such SBI Stockholder as represented herein, free and clear of all Liens or to have the full right, capacity and authority to vote all of such SBI Shares in favor of the Merger and any other transaction contemplated by this Agreement; provided that in no event shall any SBI Stockholder have liability to the Parent Indemnified Parties for Losses in excess of the Merger Consideration payable to such SBI Stockholder. On expiration of the Survival Period, all amounts in the Indemnity Escrow that have not been used to compensate a Parent Indemnified Party as provided in this Article VIII or which do not constitute a Reserve Amount under the provisions of Section 8.5.2.2, shall be distributed to the SBI Stockholders, pro rata in proportion to the amount each was entitled to receive of the Merger Consideration payable to the SBI Stockholders. On resolution of the claim underlying any Reserve Amount or on expiration of three years from the expiration of the Survival Period without a formal proceeding having been filed against the Parent Indemnified Parties with respect to the underlying claim, such Reserve Amount shall be distributed to the SBI Shareholders in the same proportion as set forth above. On any distribution from the Indemnity Escrow, interest accrued on the Convertible Notes shall be allocated between Parent and the SBI Stockholders based on the respective portions of the Holdback amount otherwise received by them pursuant to this Section 8.5.

8.5.4 Procedure for Indemnification.

8.5.4.1 A Parent Indemnified Party shall give written notice (the “Claim Notice”) of any claim for indemnification under this Article VIII (a “Claim”) to the SBI Representative, on behalf of the indemnifying parties, reasonably promptly after the assertion against a Parent Indemnified Party of any claim by a third party (a “Third Party Claim”) or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts on which the Parent Indemnified Party intends to base a Claim for indemnification pursuant to Article VIII; provided, however, that the failure or delay to so notify the SBI Representative shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Parent Indemnified Party except to the extent that the SBI Representative demonstrates that the indemnifying parties’ ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based and shall specify how such Parent Indemnified Party intends to recover such funds pursuant to this Agreement and the basis for the determination of the amount which the Parent Indemnified Party intends to recover.

8.5.4.2 If, within 30 days of the receipt by the SBI Representative of a Claim Notice, the SBI Representative contests in writing to the Parent Indemnified Party that Losses identified in such Claim Notice constitute indemnifiable Claims (the “Representative Notice”), then the Parent Indemnified Party and the SBI Representative, acting in good faith, shall attempt to reach agreement with respect to the contested portions of such Claims. Unless a Claim is contested within such 30-day period, the Parent Indemnified Party shall, subject to the other terms of this Article VIII, be paid the amount of the Losses related to such Claim or the uncontested portion thereof. The SBI Representative shall not object to any Claim unless (i) it believes in good faith that the Parent Indemnified Party is not entitled to be indemnified with respect to the Losses specified therein, or (ii) it lacks sufficient information to assess the validity or amount of the Claim. If the SBI Representative objects to a Claim on the basis that it lacks sufficient information, it shall promptly request from the Parent Indemnified Party any additional information reasonably necessary for it to assess such Claim and the Parent Indemnified Party shall, to the extent the Parent Indemnified Party reasonably can, provide additional information reasonably requested. Upon receipt of such additional information, the SBI Representative shall review it as soon as reasonably practicable and notify the Parent Indemnified Party of any withdrawal or modification of the objection. If the Parent Indemnified Party and the SBI Representative are unable to reach agreement with respect to any contested Claims within 45 days of the delivery of the Representative Notice, the matter shall be settled by binding arbitration in Seattle, Washington as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”). The SBI Representative and the Parent Indemnified Party shall each designate one arbitrator within 15 days after the termination of such 45-day period. The SBI Representative and the Parent Indemnified Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 70 days of delivery of the Representative Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the SBI Representative or the Parent Indemnified Party fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. All of the fees and expenses of the arbitrators shall be paid from proceeds of the Indemnity Escrow. The SBI Representative and the Parent Indemnified Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The arbitrators’ decision shall relate solely to whether the Parent Indemnified Party is entitled to be indemnified for the contested Claim, or the contested portion thereof, pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to the SBI Representative and the Parent Indemnified Party in writing and shall constitute the conclusive determination of the issue in question binding upon the SBI Representative, the SBI Stockholders, and the Parent Indemnified Party, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators’ decision.

8.5.4.3 The indemnifying party will have the right to defend the Parent Indemnified Party against the Third Party Claim at the indemnifying party’s sole expense with counsel of its choice reasonably satisfactory to the Parent Indemnified Party so long as the indemnifying party conducts the defense of the Third Party Claim actively and diligently; provided, however, that, notwithstanding the foregoing, Parent may elect to assume the defense and handle any such Third Party Claim if it determines in good faith that the resolution of such Third Party Claim could result in a material adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of Parent; and provided further that the indemnifying person is also a person against whom the Third Party Claim is made and the Parent Indemnified person determines in good faith that joint representation would be inappropriate). The Parent Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim which shall be at the Parent Indemnified Party’s sole cost and expense so long as the indemnifying party conducts the defense of the Third Party Claim actively and diligently. The Parent Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Parent Indemnified Party which consent shall not be unreasonably withheld.

8.5.5 Indemnification Provision for Benefit of the SBI Stockholders. In the event Parent breaches any of its covenants, representations and warranties contained in this Agreement, provided that any of the SBI Stockholders or the SBI Representative makes a written claim for indemnification against Parent ( in the same manner as provided in Section 8.5.4 with respect to a Parent Indemnified Party) within the Survival Period, then Parent agrees to indemnify each of the SBI Stockholders and any director, officer representative or agent thereof (the “Stockholder Indemnified Parties”) from and against any Losses the Stockholder Indemnified Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by the breach; provided however that Parent shall not have any obligation to indemnify the Stockholder Indemnified Parties from and against any losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty until the Stockholder Indemnified Parties have suffered, in the aggregate, Losses by reason of all such breaches in excess of the Threshold (at which point Parent will be obligated to indemnify the Stockholders Indemnified Parties from and against all such Losses in excess of the Threshold); provided however, that in no event shall the aggregate amount paid to the Stockholder Indemnified Parties exceed the amount of $10,000,000. Any notice to be delivered pursuant to this Section by any Stockholder Indemnified Party may be delivered by the SBI Representative on behalf of such Stockholder Indemnified Party. The procedures set forth in Section 8.5.4 shall be fully applicable with respect to claims by a Stockholder Indemnified Party or the SBI Representative, subject to appropriate changes to properly denominate the correct parties.

8.5.6 Cooperation. If requested by the Indemnifying Party, the Indemnified Party shall, at the expense of the Indemnifying Party, reasonably cooperate in the defense or prosecution of any suit, action, claim, proceeding or investigation for which such Indemnifying Party is being called upon to indemnify the Indemnified Party pursuant to this Section 8.5, and the Indemnified Party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith and, if appropriate, the Indemnified Party shall make any reasonable counterclaim against the party asserting such suit, action, claim, proceeding or investigation or any reasonably cross-complaint against any person in connection therewith and the Indemnified Party further agrees to take such other actions as it deems reasonable pursuant to any request by an Indemnifying Party to reduce or eliminate any Losses for which the Indemnifying Party would have responsibility.

8.5.7 Sole Remedy. This Section 8.5 constitutes the sole remedy any Party may have with respect to any breach of the representations, warranties and covenants contained in this Agreement, except as specifically provided in Sections 8.2 and 9.3.

8.5.8 SBI Representative. L. Tim Pierce (or such other person or entity that shall be designated by L. Tim Pierce) shall serve as the representative of SBI and/or the SBI Stockholders with respect to any matters arising pursuant to this Section 8.5 (the “SBI Representative”). The SBI Representative is hereby fully authorized with respect to the Indemnity Escrow to: (i) receive all notices or other documents given or to be given by Parent under this Agreement or pursuant to the Indemnity Escrow; (ii) receive and accept service of legal process in connection with any claim or other proceeding arising under this Agreement or the Indemnity Escrow; (iii) undertake, compromise, defend and settle any such suit or proceeding; (iv) engage special counsel, accountants and other advisors and incur such other expenses in connection with any matter arising under this Agreement or the Indemnity Escrow as the SBI Representative deems appropriate; (v) take such other action as such SBI Representative may deem appropriate, including without limitation, (A) taking any actions required or permitted under this Agreement or the Indemnity Escrow to protect or enforce the SBI Stockholders rights, and (B) all such other matters as the SBI Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Indemnity Escrow. The SBI Representative shall have no liability whatsoever to any SBI Stockholder or its beneficiaries, heirs or personal representatives for any matters arising out of this Agreement or the Indemnity Escrow, except for liability for such matters which are determined in a final judgment of a court to have resulted primarily from the gross negligence or willful misconduct of the SBI Representative. The SBI Representative shall be reimbursed for all reasonable expenses, disbursements and advances incurred or made by it in the performance of its duties hereunder, (x) from up to $500,000 in cash of the Holdback deposited in the Indemnity Escrow, to the extent reasonably required by the SBI Representative; and (y) from any cash or Convertible Notes remaining in the Indemnity Escrow prior to the distribution of such cash or Convertible Notes to the SBI Stockholders.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. No notice or other communication shall be deemed given unless sent in any of the manners, and to the attention of the persons, specified in this Section 9.1. All notices and other communications hereunder shall be in writing and shall be deemed given or delivered to any party (i) upon delivery to the address of such party specified below if delivered personally, (ii) one business day after being sent by reputable overnight courier (charges prepaid) or (iii) five business days after being sent by registered or certified mail (return receipt requested), in any case to the parties at the following addresses or telecopy numbers (followed promptly by personal, courier or certified or registered mail delivery) (or at such other addresses for a party as will be specified by like notice):

9.1.1 To SBI and the SBI Representative:

SBI Holdings Inc.

2825 E. Cottonwood Parkway, #480

Salt Lake City, Utah 84121

Attn: Chief Financial Officer

Fax No.: 801-633-3201

with a copy to:

Kent W. Larsen

Parr Waddoups Brown Gee & Loveless

185 South State Street, # 1300

Salt Lake City, Utah 84111-1537

Fax No.: 801-532-7750

9.1.2 To Parent and Purchaser:

aQuantive, Inc.

506 Second Avenue, 9th Floor

Seattle, WA 98104

Fax No.: (206) 816-8502

Attention: General Counsel

with a copy to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98122

Fax No.: 206-359-9000

Attn. David F. McShea

9.2 VENUE. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN UTAH AND WASHINGTON STATE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.1. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR IN EQUITY.

9.3 Specific Performance and Other Remedies. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties agree, therefore, that in the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. The prevailing party in any such proceeding shall be entitled to reimbursement for all its costs and expenses (including reasonable attorneys fees) relating to such proceeding from the non-prevailing party.

9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to such subject matter, (ii) is not intended to confer upon any other person any rights or remedies hereunder, (iii) shall be governed in all respects, including validity, interpretation and effect, by the internal law, not the law of conflicts, of the State of Utah and (iv) may not be amended, modified or supplemented except by written agreement of the parties hereto. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute but a single agreement.

9.6 Assignment. This Agreement (including the documents and instruments referred to herein) may not be assigned by any party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

9.7 Language. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

9.8 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law, which renders any such provision prohibited or unenforceable in any respect.

ARTICLE X

DEFINITIONS

As used in the Agreement, the terms below shall have the meanings set forth below.

“AAA Rules” is defined in Section 8.5.4.2.

“Acquisition Proposal” is defined in Section 5.1.7.

“Affiliate” means any person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, an other person, (ii) that directly or beneficially owns or holds ten percent (10%) or more of any equity interest in the other person or (iii) ten percent (10%) or more of whose voting stock is owned directly or beneficially or held by the other person.

“Affiliated Group” is defined in Section 4.8.

“Aggregate Merger Consideration” is defined in Section 1.7.1.

“Amended Transaction” is defined in Section 5.1.8.

“Appraisal” is defined in Section 1.7.2.1.

“Articles of Merger” is defined in Section 1.3.

“Cash Consideration” is defined in Section 1.7.1.

“Change in Control Benefit” is defined in Section 4.9.1.

“Change in Recommendation” is defined in Section 5.1.8.

“Closing” is defined in Section 1.2.

“Closing Balance Sheet” is defined in Section 1.7.2.1.

“Closing Date” is defined in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Constituent Corporations” is defined in Section 1.1.

“Convertible Note” is defined in Section 1.7.1.

“Dissenting Shares” is defined in Section 2.5.

“Disclosed Litigation Claims” is defined in Section 8.5.2.1.

“Distribution Assets” is defined in Section 6.10.

“Effective Time” is defined in Section 1.3.

“Environmental Law” means any and all existing federal, international, state or local statutes, laws, regulations, ordinances, orders, policies, or decrees and the like, relating to public health or safety, pollution or protection of human health or the environment, including natural resources, including but not limited to the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq. and any similar or implementing state or local law, or any common law, which governs: (i) the existence, clean-up, removal and/or remedy of contamination or threat of contamination on or about real property; (ii) the emission, discharge or release, of hazardous materials or contaminants into the environment; (iii) the control of hazardous materials or contaminants; or (iv) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means SBI or any person which is or was a member of the same controlled group of corporations as SBI or is or was under common control with SBI within the meaning of Sections 414(b) and (c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Final Closing Balance Sheet” is defined in Section 1.7.2.4

“Fractional Convertible Note” is defined in Section 1.7.1.2.

“Fully Diluted Common Stock Number” is defined in Section 1.8.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Entities” means, collectively, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any state, county, city or other political subdivision.

“Independent Accounting Firm” is defined in Section 1.7.2.4.

“Independent Expert” is defined in Section 8.5.2.2.

“Holdback” is defined in Section 8.5.3.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In the Money Option” is defined in Section 1.8.

“Indemnified Losses” is defined in Section 8.5.2.

“Indemnified Party” is defined in Section 8.5.4.1.

“Indemnifying Party” is defined in Section 8.5.4.1.

“Indemnity Escrow” is defined in Section 8.5.2.2.

“Investors Rights Agreement” is defined in Section 6.2.3.

“IRS” means the United States Internal Revenue Service.

“IRS Liability” is defined in Section 8.5.2.1

“Knowledge” means the actual knowledge of the officers and directors of a party or the knowledge that such officer or director would reasonably be expected to have or obtain through the due performance of their duties; provided that the Knowledge of prior officers and directors of acquired entities shall not be attributed to the current officers and directors under this definition.

“Laws” means, collectively, any domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity.

“Liens” means all mortgages, liens, pledges, claims, charges, security interests or other encumbrances.

“Losses” shall mean all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether liquidated or accrued), obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses including, but not limited to, those arising from or relating to actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees and rulings including, without limitation, with respect to attorneys fees and other costs and expenses incurred in connection with the enforcement of this Agreement. Losses shall be computed net of (i) any insurance proceeds actually received from insurance maintained by the Indemnified Party or any third party (without consideration of deductibles) for the event or occurrence giving rise to the Losses, and (ii) any amounts actually received from any third parties based on claims related to the event or occurrence giving rise to the Losses that the Indemnified Party has against such third parties which reduce the Losses that would otherwise be sustained.

“Material Adverse Effect” means any change, effect, occurrence or state of facts that is materially adverse to the business, financial condition, operations or results of operations of a person and its Subsidiaries, taken as a whole; provided, however, that the following are excluded from the definition of “Material Adverse Effect” and from the determination of whether such a Material Adverse Effect has occurred: (i) changes in Laws (including without limitation, common law, rules and regulations or the interpretation thereof) or applicable accounting regulations and principles; or (ii) any change in the relationship of a person and its Subsidiaries with their respective employees, customers and suppliers, which change results directly from the announcement, pendency, or consummation of the transactions and actions contemplated in this Agreement.

“Material Customer Contract” is defined in Section 4.18.

“Merger” is defined in the Section 1.1.

“Net Working Capital Amount” is defined in Section 1.7.2.3.

“Note Consideration” is defined in Section 1.7.1.

“Option Base Amount” is defined in Section 1.8.

“Option Spread Payment” is defined in Section 1.8.

“Organizational Documents” means the articles or certificate of incorporation, articles or certificate of formation, bylaws, operating agreement, limited liability company agreement or other similar formation and/or governing documents.

“Outside Date” is defined in Section 8.1.2.1.

“Parent” is defined in the first page hereof.

“Parent Audited Financial Statements” is defined in Section 3.6.1.

“Parent Disclosure Schedule” means the schedule delivered by Parent to SBI simultaneously with the execution and delivery of this Agreement.

“Parent Expense Reimbursement” is defined in Section 8.4.2.

“Parent Financial Statements” is defined in Section 3.6.1.

“Parent Indemnified Parties” is defined in Section 8.5.2.1.

“Parent Most Recent Balance Sheet” is defined in Section 3.6.1.

“Parent Most Recent Financial Statements” is defined in Section 3.6.1.

“Parent Permits” is defined in Section 3.11.

“Parent SEC Documents” is defined in Section 3.5.

“Parent Stock” is defined in Section 3.4.1.

“Paying Agent” is defined in Section 2.2.1.

“Payment Fund” is defined in Section 2.2.2.

“Per Share Merger Consideration” is defined in Section 1.7.1.

“person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

“Purchaser” is defined in the first page hereof.

“Registration Statement” is defined in Section 6.2.

“Representative Notice” is defined in Section 8.5.4.2.

“Reserve Amount” is defined in Section 8.5.2.2.

“Reserve Amount Notice” is defined in Section 8.5.2.2.

“Returns” means any and all federal, state, county, local or foreign returns, reports, declarations, claims for refund, information returns, statements or other similar documents with respect to Taxes including any schedule or attachment thereto, and including any amendment thereof.

“SBI” is defined in the first page hereof.

“SBI 401(k) Plan” is defined in Section 6.11.

“SBI Audited Financial Statements” is defined in Section 4.5.1.

“SBI Benefit Plans” is defined in Section 4.9.1.

“SBI Common Shares” is defined in Section 4.2.1.

“SBI Disclosure Schedule” means the schedule delivered by SBI to Parent simultaneously with the execution and delivery of this Agreement.

“SBI Employees” is defined in Section 6.7.

“SBI Expense Reimbursement” is defined in Section 8.4.1.

“SBI Financial Statements” is defined in Section 4.5.1.

“SBI Indemnified Parties” is defined in Section 6.5.2.

“SBI Intellectual Property” is defined in Section 4.16.

“SBI Material Contracts” is defined in Section 4.14 hereof.

“SBI Most Recent Balance Sheet” is defined in Section 4.5.1.

“SBI Most Recent Financial Statements” is defined in Section 4.5.1.

“SBI Option Agreements” is defined in Section 4.2.2.

“SBI Options” is defined in Section 4.2.2.

“SBI Option Plan” is defined in Section 6.6.1.

“SBI Permits” is defined in Section 4.12.

“SBI Qualified Plans” is defined in Section 4.9.3.2.

“SBI Representative” is defined in Section 8.5.8.

“SBI Series B Shares” is defined in Section 4.2.1.

“SBI Shares” is defined in Section 4.2.1.

“SBI Stock Certificate” is defined in Section 2.1.

“SBI Stockholder” means the holder of a SBI Share.

“SBI Superior Proposal” is defined in Section 5.1.7.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Spreadsheet” is defined in Section 7.2.11.

“Stockholder Indemnified Parties” is defined in Section 8.5.3.

“Subsidiary” means an entity that is controlled either directly or indirectly by the person or in which the person directly or indirectly owns or controls more than fifty percent of its equity.

“Surviving Corporation” is defined in Section 1.1.

“Tax Proceeding” as defined in Section 4.8.1.

“Tax Reserves Schedule” as defined in Section 4.8.1.

“Taxable Income/Loss Schedule” as defined in Section 6.10.

“Taxes” means (i) all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, license, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, payroll, stamp, occupation, withholding, employment, unemployment, disability, social security, real property, personal property, transfer import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax and penalties with respect thereto, whether disputed or not and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (iii) as a result of being (A) a “transferee” within the meaning of Section 6901 of the Code (or any other applicable law) of another person, (B) a member of an affiliated, consolidated, unitary or combined group for any period, or otherwise by operation of law, or (C) pursuant to a tax sharing, tax allocation, or tax indemnity agreement.

“Third Party Claim” is defined in Section 8.5.2.2.

“Third Party Debt” is defined in Section 1.7.2.2.

“Threshold” is defined in Section 8.5.4. I.

“Utah Act” is defined in Section 1.1.

“Utah Division” is defined in Section 1.3.

“Voting Agreement” is defined is Section 8.1.2.4.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and SBI have caused this Agreement to be signed as of the date first written above by their respective officers or representatives thereunto duly authorized.

AQUANTIVE, INC.

By:	/s/ Brian McAndrews
Name:	Brian McAndrews
Title:	President and Chief Executive Officer

ARTIST MERGER SUB, INC.

By:	/s/ Brian McAndrews
Name:	Brian McAndrews
Title:	President

SBI HOLDINGS INC.

By:	/s/ W.E. Stringham
Name:	W.E. Stringham
Title:	President and Chief Executive Officer